Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
BUCKEYE PARTNERS, L.P.
BUCKEYE GP LLC
GRAND OHIO, LLC
and
BUCKEYE GP HOLDINGS L.P.
and
MAINLINE MANAGEMENT LLC
Dated as of June 10, 2010

TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions	1

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger	9
Section 2.2 Closing	10

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration	10
Section 3.2 Rights As Unitholders; Unit Transfers	11
Section 3.3 Exchange of Certificates	11
Section 3.4 Anti-Dilution Provisions	14

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1 Ordinary Course	14
Section 4.2 Equity	15
Section 4.3 Equity Changes	15
Section 4.4 Acquisitions and Dispositions	15
Section 4.5 Amendments	15
Section 4.6 Accounting Methods	15
Section 4.7 Insurance	16
Section 4.8 Taxes	16
Section 4.9 Debt, Capital Expenditures and the Like	16
Section 4.10 No Dissolution	16
Section 4.11 Adverse Actions	16
Section 4.12 Agreements	16

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Disclosure Schedule	16
Section 5.2 Representations and Warranties	17

i

ii

iii

ANNEXES

Annex A	Form of Second Amended and Restated Agreement of Limited Partnership of Holdings
Annex B	Form of Amended and Restated Agreement of Limited Partnership of Partners
Annex C	Form of Standstill Provision

DISCLOSURE SCHEDULES

Schedule A	Partners Disclosure Schedule
Schedule B	Holdings Disclosure Schedule

iv

DISCLOSURE SCHEDULES

v

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2010 (this “Agreement”), is entered into by and among Buckeye Partners, L.P., a Delaware limited partnership (“Partners”), Buckeye GP LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), Grand Ohio, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Partners (“MergerCo”), Buckeye GP Holdings L.P., a Delaware limited partnership (“Holdings”), and MainLine Management LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”).
WITNESSETH:
          WHEREAS, the Holdings GP Board (as defined herein), and the Partners Audit Committee (as defined herein) of Partners GP, have determined that the business combination provided for herein pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into Holdings, with Holdings surviving (the “Merger”), such that following the Merger, Partners will be the sole limited partner of Holdings, is fair and reasonable to, and in the best interests of, Holdings and its limited partners, and Partners and its limited partners, respectively;
          WHEREAS, as a condition and inducement to Partners, Partners GP, and MergerCo entering into this Agreement, concurrently with the execution and delivery of this Agreement, Partners and BGH GP Holdings LLC, a Delaware limited liability company (the “Holdings Unitholder”) and the holder of approximately 61.2% of outstanding Common Units (as defined herein) and approximately 96.8% of outstanding Management Units (as defined herein), and the PE Investors (as defined herein) are entering into the Holdings Unitholder Support Agreement (as defined herein), pursuant to which, among other things, Holdings Unitholder and the PE Investors have agreed, subject to the terms and conditions set forth therein, to vote all of their Common Units and their Management Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby; and
          WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition Proposal” means: any proposal or offer from or by any Person other than Partners, Partners GP, and MergerCo relating to (i) any direct or indirect acquisition of (A) more

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than 20% of the assets of Holdings and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Holdings or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the Merger.
     “Action” shall have the meaning set forth in Section 6.12(a).
     “Affiliate” has the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.
     “Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Book-Entry Units” shall have the meaning set forth in Section 3.1(d).
     “Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.
     “Certificate” shall have the meaning set forth in Section 3.1(d).
     “Certificate of Merger” shall have the meaning set forth in Section 2.1(b).
     “Claim” shall have the meaning set forth in Section 6.12(a).
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Units” or “Holdings Common Units” shall mean the common units representing limited partner interests of Holdings having the rights and obligations specified with respect to Common Units in the Holdings Partnership Agreement.
     “Compensation and Benefit Plans” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

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     “Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by Holdings in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year, (ii) provide that all non-public information pertaining to Partners be protected as confidential information thereunder, subject to customary exceptions, (iii) contain a provision relating to a “standstill” with respect to the Partners LP Units that is no less favorable to Partners than the form of standstill provision contained in Annex C hereto and (iv) provide that Partners is a third party beneficiary with respect to any breach thereof other than breaches relating to standstill provisions solely involving Holdings or solely involving the Holdings Common Units or information relating solely to Holdings and its Subsidiaries; provided further, that Holdings may amend or waive the terms of such Confidentiality Agreement in its discretion, except that Partners shall have the right to approve or consent to any amendment or waiver (a) of the one-year term of the Confidentiality Agreement, (b) that would have the effect of causing any non-public information pertaining to Partners that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, (c) of the provision described in (iii) above or (d) of Partners’ ability to enforce its rights as a third party beneficiary to such Confidentiality Agreement.
     “Disclosure Schedule” shall have the meaning set forth in Section 5.1.
     “DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.
     “DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.
     “Effective Time” shall have the meaning set forth in Section 2.1(b).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” shall mean the Holdings Escrow Agent or Partners Escrow Agent, as applicable.
     “Escrow Fund” shall have the meaning set forth in Section 9.1(g).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” shall mean such entity as may be selected by Partners subject to the reasonable approval of Holdings.
     “Exchange Fund” shall have the meaning set forth in Section 3.3(a).
     “Expenses” shall have the meaning set forth in Section 9.1(f).
     “Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal,

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subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Partners, as the case may be, or any of their respective properties or assets.
     “Holdings” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Holdings Amended and Restated Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Holdings substantially in the form attached hereto as Annex A.
     “Holdings Audit Committee” shall mean the Audit Committee of the Holdings GP Board, consisting (as of the date hereof) of Joseph A. LaSala, Jr., Frank S. Sowinski and Martin A. White.
     “Holdings Certificate of Limited Partnership” means the certificate of limited partnership of Holdings as filed with the Delaware Secretary of State on March 27, 2006.
     “Holdings Change in Recommendation” shall have the meaning set forth in Section 6.6(c).
     “Holdings Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings pursuant to Section 5.1.
     “Holdings Escrow Agent” shall mean an escrow agent as appointed by Holdings and Partners, in their reasonable discretion, for the benefit of Holdings for certain payments under Article IX.
     “Holdings GP” has the meaning set forth in the introductory paragraph to this Agreement.
     “Holdings GP Board” means the Board of Directors of Holdings GP.
     “Holdings GP LLC Agreement” means the Third Amended & Restated Limited Liability Company Agreement of Holdings GP, as amended from time to time, dated August 9, 2006.
     “Holdings Meeting” shall have the meaning set forth in Section 6.2.
     “Holdings Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Holdings, dated as of August 9, 2006, as amended from time to time.
     “Holdings Recommendation” shall have the meaning set forth in Section 6.2.
     “Holdings Termination Fee” shall mean an amount equal to $29 million in cash.
     “Holdings Unitholder” shall have the meaning set forth in the recitals to this Agreement.
     “Holdings Unitholder Approval” shall have the meaning set forth in Section 7.1.

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     “Holdings Unitholder Director Designees” shall have the meaning set forth in Section 6.17.
     “Holdings Unitholder Support Agreement” shall mean the Support Agreement dated as of the date hereof by and among Partners, the Holdings Unitholder, and the PE Investors.
     “HSR” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Incentive Compensation Agreement” has the meaning set forth in the Partners Partnership Agreement.
     “Indemnification Expenses” shall have the meaning set forth in Section 6.12(a).
     “Indemnified Party” shall have the meaning set forth in Section 6.12(a).
     “Indemnitees” shall have the meaning set forth in the Holdings Partnership Agreement.
     “Joint Proxy Statement” shall have the meaning set forth in Section 6.3(a).
     “Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.
     “Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
     “LP Units” or “Partners LP Units” shall mean the units representing limited partner interests of Partners having the rights and obligations specified with respect to LP Units in the Partners Partnership Agreement.
     “Management Units” shall mean the management units representing limited partner interests of Holdings having the rights and obligations specified with respect to Management Units in the Holdings Partnership Agreement.
     “Material Adverse Effect” shall mean, with respect to either Holdings or Partners, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting petroleum product and natural gas transportation, terminalling, storage and distribution companies generally, or in any region in which Partners operates, (b) the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs

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associated with the transportation, terminalling, storage and distribution thereof), or in any region in which Partners operates, (c) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere, (d) changes in Law (other than a change in Tax Law that would make the transactions contemplated hereby taxable to the holders of Common Units), (e) earthquakes, hurricanes, floods, or other natural disasters, (f) any failure of Holdings or Partners to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (g) changes in the market price or trading volume of Common Units or LP Units, (h) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement, or (i) with respect to Holdings only, any effect to the extent resulting from a fact, event or circumstance that has a Material Adverse Effect with respect to Partners under clause (x) of this definition; provided, that, in the case of clauses (a), (b), (c), (d), or (e), the impact on Holdings or Partners is not disproportionately adverse as compared to others in the industry.
     “Meeting” shall have the meaning set forth in Section 6.2.
     “Merger” shall have the meaning set forth in the recitals to this Agreement.
     “Merger Consideration” shall have the meaning set forth in Section 3.1(c).
     “MergerCo” shall have the meaning set forth in the introductory paragraph in this Agreement.
     “Merger Transactions” shall have the meaning set forth in Section 5.2(l).
     “New LP Unit Issuance” shall mean the issuance of the LP Units as part of the Merger Consideration pursuant to this Agreement.
     “New LP Units” shall have the meaning set forth in Section 3.1(c).
     “Non-Qualifying Income Cushion” shall have the meaning set forth in Section 9.1(g).
     “Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).
     “NYSE” shall mean the New York Stock Exchange.
     “Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Partners Acquisition Proposal” means: any proposal or offer from or by any Person other than Holdings and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 50% of the assets of Partners and its Subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of Partners or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Partners and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than

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50% of the outstanding equity securities of Partners; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Partners other than the Merger.
     “Partners Amended and Restated Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Partners substantially in the form attached hereto as Annex B; provided, that if the holders of a majority of the LP Units outstanding and entitled to vote at the Partners Meeting do not approve the deletion of Sections 7.7(d)-(f) and (h)-(j), “Partners Amended and Restated Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Partners substantially in the form attached hereto as Annex B, with Sections 7.7(d)-(f) and (h)-(j) from the Partners Partnership Agreement reinstated.
     “Partners Audit Committee” shall mean the Audit Committee of the Board of Directors of Partners GP, consisting (as of the date hereof) of C. Scott Hobbs, Mark C. McKinley and Oliver G. “Rick” Richard, III.
     “Partners Change in Recommendation” shall have the meaning set forth in Section 6.2.
     “Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 5.1.
     “Partners Escrow Agent” shall mean an escrow agent as appointed by Partners and Holdings, in their reasonable discretion, for the benefit of Partners for certain payments under Article IX.
     “Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Partners GP Board” shall mean the board of directors of Partners GP.
     “Partners GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Partners GP, as amended from time to time, dated as of August 9, 2006.
     “Partners GP Units” shall mean the general partner units representing a general partner interest in Partners having the rights and obligations specified with respect to GP Units in the Partners Partnership Agreement.
     “Partners Meeting” shall have the meaning set forth in Section 6.2.
     “Partners Non-Public Information” shall have the meaning set forth in Section 6.6(b).
     “Partners Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Partners, dated as of April 14, 2008 and effective as of January 1, 2007, as amended from time to time.
     “Partners Recommendation” shall have the meaning set forth in Section 6.2.
     “Partners Termination Fee” shall mean an amount equal to $29 million in cash.

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     “Partners Unaffiliated Unitholders” means the holders of LP Units other than Partners GP and Holdings and their respective Affiliates, officers and directors.
     “Partners Unitholder Approval” shall have the meaning set forth in Section 7.1.
     “PE Investors” means ArcLight Capital Partners LLC and certain of their affiliates and Kelso & Company and certain of their affiliates.
     “Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.
     “Receiving Party” shall have the meaning set forth in Section 6.6(a).
     “Registration Statement” shall have the meaning set forth in Section 6.3(a).
     “Regulatory Authorities” shall mean any federal or state governmental agency or court or authority or other body.
     “Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
     “Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.
     “Rule 145 Affiliate” shall have the meaning set forth in Section 6.7(a).
     “SEC” shall mean the Securities and Exchange Commission.
     “SEC Documents” shall have the meaning set forth in Section 5.2(g).
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Holdings, Partners GP and its Subsidiaries (including, for the sake of clarity, Partners) shall not be deemed to be Subsidiaries of Holdings (unless otherwise specifically provided in this Agreement).
     “Superior Proposal” means any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the Holdings GP Board determines, in its good faith judgment and after consulting with Holdings’ financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Common Units and Management Units,

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from a financial point of view than the Merger (taking into account any revised proposal by the Partners Audit Committee on behalf of Partners to amend the terms of this Agreement), provided, that, to the extent any Acquisition Proposal includes a Partners Acquisition Proposal, it shall not be a Superior Proposal without the consent of the Partners Audit Committee.
     “Surviving Entity” shall have the meaning set forth in Section 2.1(a).
     “Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.
     “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.
     “Tax Returns” shall have the meaning set forth in Section 5.2(i).
     “Termination Date” shall have the meaning set forth in Section 8.1(b)(i).
ARTICLE II
THE MERGER; EFFECTS OF THE MERGER
     Section 2.1 The Merger.
     (a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into Holdings, the separate existence of MergerCo shall cease and Holdings shall survive and continue to exist as a Delaware limited partnership (Holdings, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, Partners will be the sole limited partner of Holdings and Holdings GP will be the sole general partner of Holdings.
     (b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects prescribed in the DRULPA and the DLLCA.

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     (c) Holdings Certificate of Limited Partnership and Holdings Partnership Agreement. At the Effective Time, the Holdings Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the Holdings Partnership Agreement shall be amended and restated in its entirety to read as set forth in Annex A, and as so amended and restated shall be the partnership agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.
     Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, New York, NY at 10:00 a.m. Eastern Standard Time on the Closing Date.
ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
     Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Partners, Holdings or any holder of Common Units or Management Units:
     (a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be converted into and become a 100% limited partner interest in Holdings, which limited partner interest shall be duly authorized and validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and Partners, as the holder of such limited partner interest, shall be admitted as the sole limited partner of Holdings.
     (b) The general partner interest in Holdings issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged subject to such changes as set forth in the Holdings Amended and Restated Partnership Agreement, and Holdings GP shall continue to be the sole general partner of Holdings.
     (c) Each Common Unit and Management Unit issued and outstanding immediately prior to the Effective Time (other than Common Units held by Partners or its Subsidiaries) shall be converted into the right to receive 0.705 LP Units (the “Merger Consideration”) which LP Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-

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804 of the DRULPA) (such LP Units described in this clause (c) shall be referred to herein as the “New LP Units”).
     (d) All Common Units and Management Units, when converted in the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Common Units or Management Units (a “Certificate”) and each holder of non-certificated Common Units or Management Units represented by book-entry (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional New LP Unit in accordance with Section 3.3(e) and (iii) any distributions in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.
     Section 3.2 Rights As Unitholders; Unit Transfers. At the Effective Time, holders of Common Units and Management Units shall cease to be, and shall have no rights as, unitholders of Holdings, other than to receive (a) any distribution with respect to such Common Units and Management Units with a record date occurring prior to the Effective Time that may have been declared or made by Holdings on such Common Units and Management Units in accordance with the terms of this Agreement or prior to the date hereof and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Holdings with respect to the Common Units or Management Units.
     Section 3.3 Exchange of Certificates.
     (a) Exchange Agent. Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Common Units and Management Units, for exchange in accordance with this Article III, through the Exchange Agent, the New LP Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2(a) and Section 3.3(c) and to make payments in lieu of any fractional New LP Units pursuant to Section 3.3(e). Any cash and New LP Units deposited with the Exchange Agent (including as payment for any fractional New LP Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Common Units or Management Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.
     (b) Exchange Procedures. Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of Common Units or Management Units (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Partners and Holdings prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of the Common Units or Management Units represented by such Certificates or Book-

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Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the holders of Common Units or Management Units shall be entitled to receive in exchange therefor (A) New LP Units representing, in the aggregate, the whole number of New LP Units that such holder has the right to receive pursuant to this Article III (after taking into account all Common Units and Management Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New LP Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Common Units or Management Units that is not registered in the transfer records of Holdings, the Merger Consideration payable in respect of such Common Units or Management Units may be paid to a transferee, if the Certificate representing such Common Units or Management Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Common Units or Management Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Common Units or Management Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Common Units or Management Units and any distributions to which such holder is entitled pursuant to Section 3.2.
     (c) Distributions with Respect to Unexchanged Common Units. No distributions declared or made with respect to LP Units with a record date after the Effective Time shall be paid to the holder of any Common Units or Management Units with respect to the New LP Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New LP Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New LP Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New LP Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New LP Units and payable with respect to such New LP Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New LP Units.
     (d) Further Rights in Holdings Units. The Merger Consideration issued upon conversion of a Common Unit or Management Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e)) shall be

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deemed to have been issued in full satisfaction of all rights pertaining to such Common Unit or Management Unit, respectively.
     (e) Fractional LP Units. No certificates or scrip of the New LP Units representing fractional New LP Units or book entry credit of the same shall be issued upon the exchange of Common Units or Management Units in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New LP Units. Notwithstanding any other provision of this Agreement, each holder of Common Units or Management Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New LP Unit (after taking into account all Common Units or Management Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the closing sale price of the LP Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New LP Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
     (f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New LP Units or cash that remains undistributed to the holders of Common Units or Management Units after 180 days following the Effective Time shall be delivered to Partners upon demand and, from and after such delivery, any former holders of Common Units or Management Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such Common Units or Management Units, any cash in lieu of fractional New LP Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to the New LP Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Common Units or Management Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.
     (g) No Liability. Neither Partners, Holdings, nor the Surviving Entity shall be liable to any holder of Common Units or Management Units for any LP Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Common Units or

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Management Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.
     (i) Withholding. Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Units or Management Units such amounts as Partners, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Common Units or Management Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units or Management Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.
     (j) Book Entry and Admission of Holders of New LP Units as Additional Limited Partners of Partners. All New LP Units to be issued in the Merger shall be issued in book entry form, without physical certificates. Upon the issuance of New LP Units to the holders of Common Units or Management Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 12.4 of the Partners Amended and Restated Partnership Agreement, Partners GP shall consent to the admission of such holders as limited partners of Partners and reflect such admission on the books and records of Partners.
     Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Common Units, Management Units and the LP Units (in each case, as permitted pursuant to Section 4.3), the number of New LP Units to be issued in the Merger and the average closing sales prices of the LP Units determined in accordance with Section 3.3(e) will be correspondingly adjusted.
ARTICLE IV
ACTIONS PENDING MERGER
     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as set forth on Schedule 4, (a) without the prior written consent of the Partners Audit Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Holdings and Holdings GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Holdings GP Board (which consent shall not be unreasonably withheld, delayed or conditioned), Partners and Partners GP will not, and will cause each of its Subsidiaries not to:
     Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and

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assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (a) adversely affect the ability of any party to obtain any approvals required under the HSR for the transactions contemplated hereby or (b) have a Material Adverse Effect.
     Section 4.2 Equity. In the case of Holdings and its Subsidiaries, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights. In the case of Partners, Partners will not, and Partners will cause its Subsidiaries not to take any action described in clause (a), (b) or (c) above, which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.
     Section 4.3 Equity Changes.
     (a) Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or
     (b) Repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.
     Section 4.4 Acquisitions and Dispositions. In the case of Holdings and its Subsidiaries, sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect. In the case of Partners, Partners will not, and will cause its Subsidiaries not to, (i) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect or (ii) enter into a definitive agreement with respect to a Partners Acquisition Proposal.
     Section 4.5 Amendments. In the case of Holdings GP and Holdings, amend the Partners GP LLC Agreement, the Partners Partnership Agreement, the Holdings Partnership Agreement or the Holdings GP LLC Agreement other than in accordance with this Agreement.
     Section 4.6 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles.

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     Section 4.7 Insurance. Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.
     Section 4.8 Taxes.
     (a) Make or rescind any material express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;
     (b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or
     (c) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.
     Section 4.9 Debt, Capital Expenditures and the Like. In the case of Holdings and its Subsidiaries, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures. In the case of Partners, Partners will not, and Partners will cause its Subsidiaries not to take any action described in clauses (a), (b), (c) or (d) above which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.
     Section 4.10 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.
     Section 4.11 Adverse Actions. Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.
     Section 4.12 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.11.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.1 Disclosure Schedule. On or prior to the date hereof, Partners has delivered to Holdings and Holdings has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or

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appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
     Section 5.2 Representations and Warranties. Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Holdings hereby represents and warrants (and to the extent necessary with respect to any representations by Holdings herein, Holdings GP also represents and warrants) to Partners, and Partners and MergerCo hereby represent and warrant (and to the extent necessary with respect to any representations by Partners and MergerCo herein, Partners GP also represents and warrants) to Holdings, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:
     (a) Organization, Standing and Authority. Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
     (b) Capitalization.
     (i) In the case of Holdings, as of the date hereof, there are 27,774,016 Common Units and 525,984 Management Units issued and outstanding, and all such Common Units and Management Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Holdings Partnership Agreement and are fully paid (to the extent required under the Holdings Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, Holdings GP owns a non-economic (0.0%) general partner interest in Holdings, and such general partner interest was duly authorized and validly issued in accordance with the Holdings Partnership Agreement. The limited partner interest in Holdings to be issued to Partners in accordance with this Agreement will be duly authorized and validly issued in accordance with the Holdings Amended and Restated Partnership Agreement and will be fully paid (to the extent required under the Holdings Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

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     (ii) In the case of Partners, as of the date hereof, there are 51,519,271 LP Units issued and outstanding, and all of such LP Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Partnership Agreement and are fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners GP owns 243,914 Partners GP Units and the general partner interests evidenced by the Incentive Compensation Agreement, and such GP Units and general partner interests evidenced by the Incentive Compensation Agreement were duly authorized and validly issued in accordance with the Partners Partnership Agreement. The New LP Units will be duly authorized and validly issued in accordance with the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).
     (iii) As of the date hereof, except as set forth in Schedule 5.2(b) of a party’s Disclosure Schedule, there are no interests of such party’s equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.
     (iv) The number of LP Units that are issuable upon exercise of any employee or director options to purchase LP Units as of the date hereof are set forth in Schedule 5.2(b) of Partners Disclosure Schedule.
     (c) Subsidiaries.
     (i) (A) Such party has set forth in Schedule 5.2(c) of its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all of the equity interests of each of its Subsidiaries, except as set forth in Schedule 5.2(c) of such party’s Disclosure Schedule, (C) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (F) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.
     (ii) In the case of the representations and warranties of Holdings, other than ownership of its Subsidiaries, Holdings does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

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     (iii) Each of such party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
     (d) Partnership or Limited Liability Company Power. Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
     (e) Authority. Subject to Partners Unitholder Approval, in the case of Partners, and to Holdings Unitholder Approval, in the case of Holdings, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (f) No Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Holdings, the Holdings Partnership Agreement or Holdings Certificate of Limited Partnership, and in the case of Partners, the Partners Partnership Agreement or Partners Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.
     (g) Financial Reports and SEC Documents. Its annual report on Form 10-K for the fiscal year ended December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its “SEC

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Documents”), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners’ equity and cash flows or equivalent statements in the case of Partners in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of December 31, 2009, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.
     (h) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Holdings, fees to be paid to Credit Suisse Securities (USA) LLC, and, in the case of Partners, fees to be paid to Barclays Capital Inc., in every case pursuant to letter agreements which have been heretofore disclosed to the other party.
     (i) Tax Matters.
     (i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;
     (ii) all Tax Returns filed by it are complete and accurate in all material respects;
     (iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and
     (iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending. As of the date hereof, neither it nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns or (y) is a party to any Tax sharing or Tax indemnity agreement.

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     (j) Regulatory Approvals. Except as set forth in Schedule 5.2(j) of a party’s Disclosure Schedule, no approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act). As of the date hereof, neither Holdings nor Partners is aware of any reason why the approvals under the HSR will not be received if required.
     (k) The Holdings GP Board Recommendations. At a meeting duly called and held, the Holdings GP Board determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Holdings and the holders of Common Units and Management Units, and approved and declared the advisability of the Merger and this Agreement, and resolved to recommend that the holders of Common Units and Management Units approve the Merger, this Agreement and the transactions contemplated hereby.
     (l) The Partners GP Audit Committee Recommendations. The Partners GP Board, by written consent, delegated to the Partners Audit Committee the full authority of the Partners GP Board to consider, review, evaluate, analyze and approve this Agreement and the transactions contemplated hereby. The Partners Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New LP Unit Issuance and the adoption of the Partners Amended and Restated Partnership Agreement (collectively, the “Merger Transactions”) are fair and reasonable to, and in the best interests of, Partners and the Partners Unaffiliated Unitholders, and has approved and declared the advisability of this Agreement and the Merger Transactions, and resolved to recommend that the holders of LP Units approve this Agreement and the Merger Transactions, and such action by the Partners Audit Committee constituted Special Approval (as defined in the Partners Partnership Agreement) of this Agreement and the Merger Transactions.
     (m) Operations of MergerCo. In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.
     (n) Holdings Fairness Opinion. Credit Suisse Securities (USA) LLC has delivered to the Holdings GP Board its opinion to the effect that, as of the date the Holdings GP Board approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration is fair, from a financial point of view, to the Holdings Unitholders other than BGH GP Holdings, LLC and its Affiliates, it being agreed that none of BGH GP Holdings, LLC, Partners, Partners GP nor MergerCo may rely upon such opinion.
     (o) Partners Fairness Opinion. Barclays Capital Inc. has delivered to the Partners Audit Committee its written opinion dated as of the date hereof, that as of such date, the Merger Consideration to be paid is fair, from a financial point of view, to Partners and accordingly, the holders of Partners LP Units (other than Holdings, Partners GP, Arclight Capital Partners LLC and certain of its affiliates and Kelso & Company LP and certain of its affiliates).
     (p) No Partners Material Adverse Effect. In the case of Partners, there has not occurred a Material Adverse Effect between January 1, 2010 and the date of this Agreement.

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ARTICLE VI
COVENANTS
     Holdings hereby covenants to and agrees with Partners, and Partners hereby covenants to and agrees with Holdings, that:
     Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto to obtain) any third party approval that is required to be obtained by Holdings or Partners or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.
     Section 6.2 Equityholder Approvals. Subject to the terms and conditions of this Agreement, each of them shall take, in accordance with applicable Law, applicable stock exchange rules and the Holdings Partnership Agreement, in the case of Holdings, and the Partners Partnership Agreement, in the case of Partners, all action necessary to call, hold and convene, respectively, an appropriate meeting of the holders of Common Units and Management Units of Holdings to consider and vote upon the approval of the Merger, the approval and adoption of this Agreement, and any other matters required to be approved by Holdings’ unitholders for consummation of the Merger (including any adjournment or postponement, the “Holdings Meeting”) and an appropriate meeting of the holders of the LP Units of Partners to consider and vote upon the approval of this Agreement and the Merger Transactions and any other matters required to be approved by them for consummation of the Merger (including any adjournment or postponement, the “Partners Meeting”; and each of the Holdings Meeting and Partners Meeting, a “Meeting”), respectively, promptly after the date hereof. Subject to Section 6.6(c), the Holdings GP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby to the holders of Common Units and Management Units (the “Holdings Recommendation”), and Holdings shall take all reasonable lawful action to solicit such approval by the holders of Common Units and Management Units. The Partners Audit Committee shall recommend approval of this Agreement and the Merger Transactions to the holders of LP Units (the “Partners Recommendation”), and the Partners Audit Committee shall take all reasonable lawful action to solicit such approval of the holders of the LP Units. Notwithstanding the foregoing, at any time prior to obtaining Partners Unitholder Approval, the

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Partners Audit Committee may withdraw, modify or qualify in any manner adverse to Holdings the Partners Recommendation (any such action being referred to as a “Partners Change in Recommendation”) if it has concluded in good faith, after consultation with, its outside legal counsel and financial advisors, that a failure to make a Partners Change in Recommendation would be inconsistent with its fiduciary duties under the Partners Partnership Agreement and applicable Law; provided, however, that the Partners Audit Committee shall not be entitled to exercise its rights to make a Partners Change in Recommendation pursuant to this sentence unless Partners has provided to Holdings three (3) Business Days prior written notice advising Holdings that the Partners Audit Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action. Any Partners Change in Recommendation shall not change the approval of this Agreement or any other approval of the Partners Audit Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the matters contemplated hereby. The obligation of Partners to call, hold and convene the Partners Meeting shall not be affected by a Partners Change in Recommendation and the obligation of Holdings to call, hold and convene the Holdings Meeting shall not be affected by a Holdings Change in Recommendation.
     Section 6.3 Registration Statement.
     (a) Each of Partners and Holdings agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the joint proxy statement and prospectus and other proxy solicitation materials of Partners and Holdings constituting a part thereof (the “Joint Proxy Statement”) and all related documents) to be filed by Partners with the SEC in connection with the issuance of New LP Units in the Merger as contemplated by this Agreement. Provided Holdings has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Holdings and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and Holdings agrees to furnish to the other party all information concerning Partners, Partners GP and its Subsidiaries or Holdings, Holdings GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of Partners and Holdings and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.
     (b) Each of Holdings and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to unitholders and at the times of the Partners Meeting and Holdings Meeting, not contain any untrue statement of a material fact or omit to

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state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdings and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.
     (c) Partners will advise Holdings, promptly after Partners receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New LP Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     (d) Each of Partners and Holdings will use its commercially reasonable best efforts to cause the Joint Proxy Statement to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement.
     Section 6.4 Press Releases. Prior to a (a) Holdings Change in Recommendation, if any, or (b) Partners Change in Recommendation, if any, each of Holdings and Partners will not, without the prior approval of the Holdings GP Board in the case of Holdings and the Partners Audit Committee in the case of Partners, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.
     Section 6.5 Access; Information.
     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or Partners or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Holdings nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

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     (b) Partners and Holdings, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
     Section 6.6 Acquisition Proposals; Change in Recommendation.
     (a) None of Holdings GP, Holdings and its Subsidiaries shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), nothing contained in this Agreement shall prohibit Holdings from furnishing any information to, including information pertaining to Partners, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the Holdings GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Holdings receives an Acquisition Proposal that includes a Partners Acquisition Proposal, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an Acquisition Proposal that includes a Partners Acquisition Proposal.
     (b) Holdings may provide any Receiving Party with any non-public information or data pertaining to Partners (the “Partners Non-Public Information”) only if Holdings has not knowingly and intentionally breached this Section 6.6 and then only if (i) the Holdings GP Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Partners Non-Public Information to the Receiving Party could possibly lead to a Holdings Change in Recommendation and (ii) Holdings shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, (B) furnished a copy of such Confidentiality Agreement to Partners and (C) notified Partners of the identity of such Receiving Party. Holdings shall promptly provide or make available to Partners any non-public information concerning Holdings or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to Partners. Partners shall provide to Holdings and any Receiving Party that has executed a Confidentiality Agreement any Partners Non-Public Information that Holdings reasonably requests in exercising its rights under this Section 6.6. Holdings shall not provide to any Receiving Party, and Partners shall not be required to provide to any Receiving Party, in

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each case pursuant to this Section 6.6, any information pertaining to Partners where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement.
     (c) Except as otherwise provided in this Section 6.6(c), the Holdings GP Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to Partners the Holdings Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Holdings Change in Recommendation”); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Holdings Unitholder Approval, the Holdings GP Board (including, in the absence of a Superior Proposal, a majority of the members of the Holdings Audit Committee) may make a Holdings Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings Change in Recommendation would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law; provided, however, that the Holdings GP Board shall not be entitled to exercise its right to make a Holdings Change in Recommendation pursuant to this sentence unless Holdings and Holdings GP have: (x) complied in all material respects with this Section 6.6, (y) provided to Partners and the Partners Audit Committee three (3) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the Holdings GP Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), and (z) if applicable, provided to Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Holdings Change in Recommendation shall not change the approval of this Agreement or any other approval of the Holdings GP Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Holdings pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement.
     (d) In addition to the obligations of Holdings set forth in this Section 6.6, Holdings shall as promptly as practicable (and in any event within 24 hours after receipt) advise Partners orally and in writing of any Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or

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any matter giving rise to a Holdings Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Holdings shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation.
     (e) Nothing contained in this Agreement shall prevent Holdings or the Holdings GP Board from taking and disclosing to the holders of Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any “stop-look-and-listen” communication by Holdings or the Holdings GP Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the Holdings Recommendation.
     Section 6.7 Affiliate Arrangements.
     (a) Not later than the 15th day after the mailing of the Joint Proxy Statement, Holdings shall deliver to Partners a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an “affiliate” of Holdings (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.
     (b) Holdings shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.
     Section 6.8 Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.
     Section 6.9 No Rights Triggered. Each of Holdings and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Holdings under the Holdings Partnership Agreement, and in the case of Partners under the Partners Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.
     Section 6.10 New LP Units Listed. In the case of Partners, Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New LP Units.

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     Section 6.11 Third Party Approvals.
     (a) Partners and Holdings and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Partners Amended and Restated Partnership Agreement to be effective as expeditiously as practicable. Each of Partners and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.
     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.
     Section 6.12 Indemnification; Directors’ and Officers’ Insurance.
     (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings Partnership Agreement, the limited liability company agreement of Holdings GP, or this Agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ Subsidiaries, from and after the Effective Time, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Holdings or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any

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Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security). The indemnification and advancement obligations of Partners and the Surviving Entity pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Holdings or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Holdings, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.
     (b) Without limiting the foregoing, Partners and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Holdings Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ Subsidiaries) and indemnification agreements of Holdings or any of its Subsidiaries shall be assumed by the Surviving Entity, Partners and Partners GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

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     (c) For a period of six (6) years from the Effective Time, the Holdings Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.
     (d) Partners shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Holdings than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that Partners shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.
     (e) The provisions of Section 6.12(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 6.12 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.12(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.
     (f) If Partners, Partners GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners, Partners GP and the Surviving Entity assume the obligations set forth in this Section 6.12.
     (g) Partners and Partners GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.12.
     (h) This Section 6.12 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, Partners GP, the Surviving Entity and their respective successors and assigns.

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     Section 6.13 Comfort Letters.
     (a) Holdings shall use all commercially reasonable best efforts to cause to be delivered to Partners a “comfort” letter of Deloitte & Touche LLP, Holdings’ independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Holdings GP Board and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
     (b) Partners shall use all commercially reasonable best efforts to cause to be delivered to Holdings a “comfort” letter of Deloitte & Touche LLP, Partners’ independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Partners Audit Committee and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
     Section 6.14 Notification of Certain Matters. Each of Holdings and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.
     Section 6.15 Rule 16b-3. Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 6.16 Amended and Restated Partnership Agreement of Partners. Subject to receipt of the Partners Unitholder Approval, Partners GP shall execute and make effective the Partners Amended and Restated Partnership Agreement.
     Section 6.17 Partners GP Board Membership. Immediately following the Effective Time, the Partners GP Board shall consist of nine (9) members. Prior to the mailing of the Joint Proxy Statement, Holdings Unitholder shall designate in its sole discretion two (2) members (the “Holdings Unitholder Director Designees”) to serve as members of the Partners GP Board following the Effective Time, and the three (3) members of the Holdings Audit Committee shall serve as members of the Partners GP Board following the Effective Time. The Chief Executive Officer of Partners GP and the three (3) members of the Partners Audit Committee shall continue to serve as members of the Partners GP Board following the Effective Time. Subject to the foregoing, Partners GP shall take such action as is necessary to cause each director designated pursuant to this Section 6.17 to be appointed to the Partners GP Board effective as of the

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Effective Time, to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified.
     Section 6.18 Partners GP Board. Holdings shall cause the members of the Partners GP Board who are not continuing as directors of Partners GP pursuant to Section 6.17 to execute and deliver their resignation or shall cause their removal from such Board effective as of the Effective Time.
     Section 6.19 Senior Administrative Charge. Holdings GP and Partners GP shall terminate or cause to be terminated, effective as of the Effective Time, the Amended and Restated Management Agreement, dated as of December 15, 2004, among Partners GP and Holdings GP (as assignee of MainLine Sub LLC).
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:
     Section 7.1 Unitholder Vote. This Agreement and the Merger Transactions shall have been approved and adopted by the affirmative vote of the holders of a majority of the LP Units outstanding and entitled to vote at the Partners Meeting (“Partners Unitholder Approval”); provided, that this condition shall be satisfied if such holders approve all of the Merger Transactions other than the deletion of Sections 7.7(d)-(f) and
(h)-(j) from the Partners Partnership Agreement; and the Merger, this Agreement and the other transactions contemplated hereby shall have been approved and adopted by (a) the affirmative vote of holders of a majority of Common Units, voting as a separate class, outstanding and entitled to vote at the Holdings Meeting, and (b) the affirmative vote of holders of a majority of the Common Units and Management Units, voting together as a single class, outstanding and entitled to vote at the Holdings Meeting (collectively, “Holdings Unitholder Approval”).
     Section 7.2 Governmental Approvals. Any waiting period (including any extended waiting period arising as a result of a request for additional information by the Federal Trade Commission or the U.S. Department of Justice) under the HSR shall have expired or been terminated. All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or Holdings.
     Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the

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Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.
     Section 7.4 Representations, Warranties and Covenants of Partners and Partners GP. In the case of Holdings’ obligation to consummate the Merger:
     (a) each of the representations and warranties contained herein of Partners and Partners GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.
     (b) each and all of the agreements and covenants of Partners and Partners GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and
     (c) Holdings shall have received a certificate signed by the Chief Executive Officer of the Partners GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).
     Section 7.5 Representations, Warranties and Covenants of Holdings and Holdings GP. In the case of Partners’ obligation to consummate the Merger:
     (a) each of the representations and warranties contained herein of Holdings and Holdings GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.
     (b) each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and
     (c) Partners shall have received a certificate signed by the Chief Financial Officer of Holdings GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).
     Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     Section 7.7 Opinion of Vinson & Elkins L.L.P. In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Vinson & Elkins L.L.P., counsel to Partners, to the effect that:

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     (a) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Partners;
     (b) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not cause Partners or any Operating Partnership (as defined in the Partners Partnership Agreement) to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;
     (c) at least 90% of the current gross income of Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code;
     (d) the Registration Statement accurately sets forth the material federal tax consequences to the holders of Partners LP Units (other than Holdings); and
     (e) no gain or loss should be recognized by existing holders of Partners LP Units as a result of the matters contemplated by this Agreement (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).
     In rendering such opinions, Vinson & Elkins L.L.P. may require and rely upon representations and covenants including those contained in certificates of officers of the General Partner and others and opinions of Delaware counsel, reasonably satisfactory in form and substance to Vinson & Elkins L.L.P.
     Section 7.8 Opinion of Latham & Watkins LLP. In the case of Holdings’ obligation to consummate the Merger, Holdings shall have received an opinion from Latham & Watkins LLP, counsel to Holdings, to the effect that the Registration Statement accurately sets forth the material federal income tax consequences to the holders of the Holdings Common Units of the transactions contemplated hereby, which subject to the limitations stated therein shall include that no gain or loss should be recognized by the holders of Holdings Common Units or Management Units to the extent LP Units are received in exchange therefor as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) any cash or other property distributions).
     In rendering such opinion, Latham & Watkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Latham & Watkins LLP.
     Section 7.9 NYSE Listing. The New LP Units shall have been approved for listing on the NYSE, subject to official notice of issuance.
     Section 7.10 Partners Amended and Restated Partnership Agreement. In the case of Holdings’ obligation to consummate the Merger, Partners GP shall have executed and made effective the Partners Amended and Restated Partnership Agreement.

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     Section 7.11 Partners GP Board. The members of the Partners GP Board who are not continuing as directors of Partners GP pursuant to Section 6.17 shall have executed and delivered their resignation from such Board, effective as of the Effective Time.
     Section 7.12 No Partners Material Adverse Effect. In the case of Holdings’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after unitholder approval of this Agreement:
     (a) By the mutual consent of Partners and Holdings in a written instrument.
     (b) By either Partners or Holdings upon written notice to the other, if:
     (i) the Merger has not been consummated on or before December 31, 2010 (the “Termination Date”); provided that either Partners or Holdings may, without the consent of the other party, extend the Termination Date to February 28, 2011 unless a Law of the U.S. has been adopted such that gain or loss should be recognized by the holders of Holdings Common Units or Management Units to the extent LP Units are received in exchange therefor as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) any cash or other property distributions); provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;
     (ii) any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);
     (iii) Holdings fails to obtain the Holdings Unitholder Approval at the Holdings Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Holdings where the failure to obtain the Holdings Unitholder Approval shall have been caused by the action or failure to act of Holdings and such action or failure to act constitutes a material breach by Holdings of this Agreement;
     (iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the

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other parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating Holdings and Holdings GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by Holdings or Holdings GP);
     (v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4. (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5. (in the case of a breach of covenants or agreements by Holdings or Holdings GP); or
     (vi) Partners fails to obtain the Partners Unitholder Approval at the Partners Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(vi) shall not be available to Partners where the failure to obtain the Partners Unitholder Approval shall have been caused by the action or failure to act of Partners and such action or failure to act constitutes a material breach by Partners of this Agreement.
     (c) By Partners, upon written notice to Holdings, in the event that a Holdings Change in Recommendation has occurred.
     (d) By Holdings, upon written notice to Partners, in the event that if, (i) at any time after the date of this Agreement and prior to obtaining the Holdings Unitholder Approval, Holdings receives an Acquisition Proposal and the Holdings GP Board shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Holdings GP Board shall have made a Holdings Change in Recommendation pursuant to Section 6.6(c) with respect to such Superior Proposal, Holdings has not knowingly and intentionally breached Section 6.6 of this Agreement, and the Holdings GP Board concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such Superior Proposal and has paid the Holdings Termination Fee pursuant to Section 9.1(b), or (ii) a Partners Change in Recommendation has occurred.

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     Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Partners, MergerCo or Holdings, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Fees and Expenses.
     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), 9.1(c), 9.1(d) and 9.1(f).
     (b) If this Agreement is terminated by Partners pursuant to Section 8.1(c) or by Holdings pursuant to Section 8.1(d)(i), then Holdings shall pay to the Escrow Agent for the benefit of Partners the Holdings Termination Fee. If this Agreement is terminated by Holdings pursuant to Section 8.1(d)(ii), then Partners shall pay to the Escrow Agent for the benefit of Holdings the Partners Termination Fee. If this Agreement is terminated by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Holdings or Partners pursuant to Section 8.1(b)(iii), then Holdings shall pay to Partners the Expenses of Partners.
     (c) In the event that (i) an Acquisition Proposal with respect to Holdings has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Partners, Partners GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Holdings’ unitholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Holdings or Partners pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, Holdings or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Holdings or any of its Subsidiaries is consummated, then Holdings shall pay to the Escrow Agent for the benefit of Partners, if and when consummation of such Acquisition Proposal occurs, the Holdings Termination Fee less all Expenses of Partners previously paid to Partners; provided that for purposes of this Section 9.1(c), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal.

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     (d) If this Agreement is (i) terminated by Holdings or Partners pursuant to Section 8.1(b)(vi), or (ii) terminated by Holdings pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Partners shall pay to Holdings the Expenses of Holdings.
     (e) Except as otherwise provided herein, any payment of the Holdings Termination Fee or the Partners Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account of the Partners Escrow Agent designated by Partners or an account of the Holdings Escrow Agent designated by Holdings, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the Holdings Termination Fee by Holdings as a result of termination under Section 8.1(d)(i) shall be made prior to or concurrently with termination of this Agreement; provided, however, that any payment of the Holdings Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.
     (f) (i) If the Merger is consummated, Partners shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Registration Statement shall be paid by Partners and (iii) any filing fees payable pursuant to the HSR, regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and the Registration Statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $6 million.
     (g) Any amounts paid to the Escrow Agent pursuant to this Article IX, together with interest thereon (the “Escrow Fund”), shall be released by the Escrow Agent to Partners or to Holdings, as applicable, as follows:
     (i) Prior to the end of the calendar year in which the payment was made to the Escrow Agent, Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Partners GP or Holdings GP, as applicable, may still be taken into the gross income of Partners or Holdings, as applicable, without exceeding the permissible qualifying income (as defined in Section 7704 of the Code) limits for a publicly traded partnership, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the “Non-Qualifying Income Cushion”), and the Escrow Agent shall within one Business Day thereafter, pay Partners or Holdings, as applicable, the amount demanded,

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by wire transfer of immediately available funds to an account designated by Partners or Holdings, as applicable;
     (ii) During the calendar year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 Business Days following the filing of the IRS Form 1065 for the prior year, Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) will equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Partners or Holdings, as applicable, the amount demanded, (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall notify the Escrow Agent that it will not demand any additional payments from the Escrow Account, and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 80% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or by Partners or Holdings, as applicable, as the case may be, by wire transfer of immediately available funds to an account designated by Partners or Holdings, as applicable, or the Escrow Agent, as the case may be; and
     (iii) Within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 9.1(g)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior year, the Escrow Agent shall pay Holdings or Partners, as applicable, the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated by Holdings or Partners, as applicable.
Each of Holdings and Partners, as applicable, acknowledges and agrees that (x) the amount of a payment, if any, pursuant to Section 9.1(g)(ii) above is uncertain, and that depending on the amount of the demands made by Partners or Holdings, as applicable, pursuant to Section 9.1(g)(ii) above, the Escrow Fund may be insufficient to permit payments to Holdings or Partners, as applicable, pursuant to Section 9.1(g)(ii) above, and (y) it shall have no rights to any amounts in the Escrow Fund (other than as contemplated by this subsection (g)) or to audit or inquire into the amounts demanded by or paid to Partners or Holdings, as applicable.
     (h) Holdings agrees that, notwithstanding any right that it or Partners GP may otherwise have, including pursuant to the Partners Partnership Agreement, the Partners Amended and Restated Partnership Agreement, or otherwise, it hereby waives and renounces for itself and its Affiliates, and shall cause Partners GP to waive and renounce, any distribution by Partners to its partners of any amount paid to Partners by the Escrow Agent, together with an income allocation associated with such distribution, it being understood that following payment to

39

Partners from the Escrow Agent, Partners will make a distribution to the holders of LP Units who are unaffiliated with Holdings.
     (i) This Section 9.1 shall survive any termination of this Agreement.
     Section 9.2 Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Partners Audit Committee in the case of Partners and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Holdings Unitholder Approval or before or after the Partners Unitholder Approval, by an agreement in writing between the parties hereto approved by the Partners Audit Committee in the case of Partners and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, provided, that after the Holdings Unitholder Approval, no amendment shall be made that requires further Holdings Unitholder Approval without such approval, and after the Partners Unitholder Approval, no amendment shall be made that requires further Partners Unitholder Approval without such approval.
     Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).
     Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).
     Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
     If to Partners, to:
Buckeye Partners, L.P.
One Greenway Plaza, Suite 600
Houston, TX 77046
Attention: General Counsel
     With copies to:
Buckeye Partners, L.P.
One Greenway Plaza, Suite 600

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Houston, TX 77046
Attention: Chairman of the Audit Committee
and
Vinson & Elkins L.L.P.
Attn: Michael Swidler, Esq.
666 Fifth Avenue, 25th Floor
New York, NY 10103
Fax: (212) 237-0100
     If to Holdings, to:
Buckeye GP Holdings L.P.
Attn: John F. Erhard
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Fax: (617) 687-4698
     With copies to:
Latham & Watkins LLP
Attn: William N. Finnegan IV, Esq.
           Sean T. Wheeler, Esq.
717 Texas Avenue, Suite 1600
Houston, Texas 77002
Fax: (713) 546-5401
     Section 9.7 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.
     Section 9.10 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with,

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this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.
     Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.
     Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.
     Section 9.14 No Act or Failure to Act. No act or failure to act by the Partners GP Board shall constitute a breach by Partners or Partners GP of this Agreement unless such act or failure to act is expressly approved by the Partners Audit Committee.
[Remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BUCKEYE GP HOLDINGS L.P.

By:	MainLine Management LLC, its
general partner

	By:	/s/ Forrest E. Wylie
Name: Forrest E. Wylie
Title: Chief Executive Officer

MAINLINE MANAGEMENT LLC

By:	/s/ Forrest E. Wylie
Name: Forrest E. Wylie
Title: Chief Executive Officer

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC, its general partner

	By:	/s/ Keith E. St.Clair
		Name:	Keith E. St.Clair
		Title:	Senior Vice President and Chief
Financial Officer

BUCKEYE GP LLC

By:	/s/ Keith E. St.Clair
	Name:	Keith E. St.Clair
	Title:	Senior Vice President and Chief
Financial Officer

GRAND OHIO, LLC

By:	Buckeye Partners, L.P., its sole member

	By:	Buckeye GP LLC, its general partner

		By:	/s/ Keith E. St.Clair
			Name:	Keith E. St.Clair
			Title:	Senior Vice President and
Chief Financial Officer
Signature Page to Merger Agreement

ANNEX A
AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF HOLDINGS

A-1

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
BUCKEYE GP HOLDINGS L.P.
     This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BUCKEYE GP HOLDINGS L.P. (this “Agreement”), dated as of [___], 2010 and effective at the Effective Time (as defined below) is entered into by and between MainLine Management LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Buckeye Partners, L.P., as the limited partner (the “Limited Partner”).
BACKGROUND
     Buckeye GP Holdings L.P. (the “Partnership”) was formed as of March 27, 2006 as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”). On August 9, 2006, the General Partner and limited partners as of such date adopted an Amended and Restated Agreement of Limited Partnership of the Partnership (the “Prior Agreement”).
     Pursuant to (A) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2010, by and among the Limited Partner, Buckeye GP LLC, a Delaware limited liability company and the general partner of the Limited Partner (“Partners GP”), [MergerCo], a Delaware limited liability company and a wholly-owned subsidiary of Partners, the Partnership, and the General Partner, and (B) Sections 14.2(e) and 14.5 of the Prior Agreement, the Prior Agreement is hereby amended and restated in its entirety as follows.
          1. Name. The name of Partnership is Buckeye GP Holdings L.P.
          2. Purpose. The purpose and nature of the business to be conducted by the Partnership shall be to own all of the limited liability company interests in, and be the sole member of, Partners GP, which is the general partner of the Limited Partner and indirectly owns the general partner interest in certain partnership subsidiaries of the Limited Partner. The General Partner shall cause the Partnership not to engage, directly or indirectly, in any business activity other than the ownership, and being a member, of Partners GP and immaterial or administrative actions related thereto, without the prior consent of the Limited Partner.
          3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
          4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

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          5. Partners. At the Effective Time, the Limited Partner was admitted as the sole limited partner of the Partnership and was issued a 100% limited partner interest in the Partnership, such 100% partnership interest being duly authorized, validly issued, fully paid and, subject to applicable law, non-assessable. The names, percentage interests and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:	Percentage Interest:
MainLine Management LLC	0%
One Greenway Plaza
Suite 600
Houston, Texas 77046

Limited Partner:	Percentage Interest:
Buckeye Partners, L.P.	100%
One Greenway Plaza
Suite 600
Houston, Texas 77046
          6. Nature of General Partner Interest. The General Partner’s interest in the Partnership is a non-economic interest, and is thus comprised solely of the management interest of the General Partner in the Partnership pursuant to this Agreement and the Act.
          7. Powers. The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. The General Partner shall not consent to any amendment to this Agreement or to the Limited Liability Company Agreement of Partners GP without the consent of the Limited Partner. The Limited Partner may, in its sole discretion, designate one or more individuals to serve as Special Managers of the Partnership. Such Special Managers shall constitute delegates of the General Partner, with all powers, statutory and otherwise, possessed by the General Partner, if the General Partner fails to cause the Partnership to take any action required by this Agreement. The General Partner shall not cause the Partnership to take any action without the prior consent of the Limited Partner unless otherwise expressly permitted by this Agreement to be taken without such prior consent
          8. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Act unless there is a remaining general partner who is hereby authorized to, and shall, carry on the business of the Partnership without dissolution or the business of the Partnership is continued in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution of the Partnership has occurred under §17-802 of the Act.
          9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

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          10. Distributions. To the extent the Partnership receives any cash or other property in excess of its expected liabilities and expenses, the General Partner shall cause the Partnership to distribute 100% of such cash or other property promptly to the Limited Partner. Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.
          11. Taxes. The General Partner shall prepare and timely file (on behalf of the Partnership) all state and local tax returns, if any, required to be filed by the Partnership. The Partnership and the partners acknowledge that for federal income tax purposes, the Partnership will be disregarded as an entity separate from the Limited Partner pursuant to Treasury Regulation § 301.7701-3.
          12. Assignments.
               (a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.
               (b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the Limited Partner.
          13. Withdrawal. The General Partner agrees not to withdraw from the Partnership without the prior consent of the Limited Partner. Upon the withdrawal of the General Partner from the Partnership or any event that causes the General Partner to cease to be a general partner of the Partnership, whether or not permitted by this Agreement, (a) the withdrawing General Partner shall cease to have any rights or powers under this Agreement and shall not be entitled to any payment or distribution in connection with its interest in the Partnership, and (b) the Limited Partner shall have the right to designate a successor General Partner and cause such successor General Partner to be admitted to the Partnership as a general partner effective immediately prior to the withdrawal of the prior General Partner.
          14. Admission of Additional or Substitute Partners.
               (a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner and the Limited Partner.
               (b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the Limited Partner and the General Partner.
          15. Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

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          16. Appointment of Board of Directors of Partners GP. The Partnership shall exercise its rights as sole member of Partners GP to cause the Directors to be appointed, replaced or removed in accordance with the provisions of this Section 16.
               (a) For so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, the General Partner shall have the right to cause the Partnership to appoint two Directors.
               (b) For so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, but less than 85.0% of the number of LP Units owned by such Persons immediately after the Effective Time, the General Partner shall have the right to cause the Partnership to appoint one Director.
               (c) Upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, the General Partner shall designate one of the two Holdco GP Directors to be removed, and the Partnership shall cause such Holdco GP Director to resign or be removed from the Board of Directors.
               (d) Upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, the Partnership shall cause any remaining Holdco GP Director(s) to resign or be removed from the Board of Directors, and thereafter the Board of Directors shall consist only of Public Directors.
               (e) The General Partner shall have the right to designate Holdco GP Directors in its sole discretion, and the Partnership shall cause any individual designated by the General Partner to be appointed or removed as a Holdco GP Director to be so appointed (subject to the limitations on the number of Holdco GP Directors provided above) or removed. The General Partner shall have the right to fill any vacancy among the Holdco GP Directors, other than any vacancies caused by a resignation or removal pursuant to Section 16(c) or (d) above.
               (f) All Public Directors shall be nominated, elected or appointed, and any vacancies in the Public Director shall be filled, in accordance with the terms of the MLP Agreement. The Partnership shall not remove any Public Director from the Board, except in accordance with the terms of the MLP Agreement.
               (g) The General Partner shall not take, and shall not have the power to take, any action inconsistent with the terms of this Section 16. The General Partner shall take all action necessary to give effect to the terms of this Section 16, including causing the Public Directors to be elected, appointed and removed in accordance with this Section 16 and the MLP Agreement.

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               (h) The General Partner shall cause the Partnership to, with the consent of the Limited Partner as to the form of the agreement, amend the limited liability company agreement of Partners GP as soon as practicable after the Effective Time, in order to conform to the terms of the MLP Agreement and this Section 16.
          17. Indemnification.
               (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and relating to the business and affairs of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 17, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 17 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
               (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 17(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 17.
               (c) The indemnification provided by this Section 17 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Limited Partner, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
               (d) For purposes of this Section 17, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 17(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to

5

be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
               (e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 17 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
               (f) The provisions of this Section 17 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
               (g) No amendment, modification or repeal of this Section 17 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
               (h) Subject to the rights of the Indemnitees in Section 17(g), which shall remain in full force and effect, the Limited Partner may, by 14 days notice to the General Partner, terminate this Section 17 (together with its guarantee thereof) on a prospective basis only, following the later of (a) the date the General Partner no longer has the right to cause the Partnership to appoint at least one Director and (b) the Applicable Date (as defined in the Support Agreement, dated as of June 10, 2010, by and among the Limited Partner, BGH GP Holdings, and certain other parties). Notwithstanding Section 13, prior to the effective date of such termination, the General Partner shall have the right to require the Limited Partner (or a wholly owned Subsidiary of the Limited Partner designated by the Limited Partner) to purchase the interests of the General Partner in the Partnership for $1,000, effective as of the date of termination of this Section 17.
          18. Liability of Indemnitees.
               (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partner or any other Persons who have acquired interests in the Partnership, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
               (b) The General Partner shall not be responsible for any misconduct or negligence on the part of any agent which exercised the powers granted to the General Partner pursuant to the Prior Agreement and appointed by the General Partner in good faith.

6

               (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
               (d) Any amendment, modification or repeal of this Section 18 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 18 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
          19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the principles of conflicts of law.
          20. Third Party Beneficiaries. Each partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
          21. Defined Terms. The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:
               (a) “Act” has the meaning set forth in the Background to this Agreement.
               (b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
               (c) “Agreement” has the meaning set forth in the preamble to this Agreement.
               (d) “BGH GP Holdings” has the meaning set forth in the MLP Agreement.
               (e) “Board of Directors” has the meaning set forth in the MLP Agreement.
               (f) “Directors” has the meaning set forth in the MLP Agreement.
               (g) “Departing General Partner” means any former general partner of the Partnership, from and after the effective date of such general partner’s withdrawal or removal.

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               (h) “Effective Time” has the meaning specified in the Merger Agreement.
               (i) “General Partner” has the meaning set forth in the preamble to this Agreement.
               (j) “Holdco GP Directors” means Directors appointed by the General Partner pursuant to Section 16.
               (k) “Indemnitee” means (a) the General Partner, (b) a Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of the Partnership or any of its Subsidiaries, the General Partner or any Departing General Partner or any Affiliate of the Partnership or any of its Subsidiaries, the General Partner or any Departing General Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services. For the avoidance of doubt, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates shall be Indemnitees under this Agreement.
               (l) “Limited Partner” has the meaning set forth in the preamble to this Agreement.
               (m) “LP Units” has the meaning set forth in the MLP Agreement.
               (n) “Merger Agreement” has the meaning set forth in the Background to this Agreement.
               (o) “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the Limited Partner, as it may be amended, supplemented or restated from time to time.
               (p) “Partners GP” has the meaning set forth in the Background to this Agreement.
               (q) “Partnership” has the meaning set forth in the Background to this Agreement.
               (r) “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, an association or any other entity.
               (s) “Prior Agreement” has the meaning set forth in the Background to this Agreement.

8

               (t) “Public Directors” has the meaning set forth in the MLP Agreement.
               (u) “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

9

     In Witness Whereof, this Agreement has been duly executed by the General Partner as of the date first above written.

MainLine Management LLC, as General Partner
By:
Name:
Title:

     The Limited Partner hereby guarantees the performance and payment of the Partnership’s obligations under Section 17 of this Agreement.

Buckeye Partners, L.P. By: Buckeye GP LLC, its General Partner
By:
Name:
Title:

10

ANNEX B
AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF PARTNERS

B-1

AMENDED AND RESTATED AGREEMENT
OF
LIMITED PARTNERSHIP
OF
BUCKEYE PARTNERS, L.P.
(As Amended and Restated on                                         , 2010)

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS
ARTICLE II
ORGANIZATIONAL MATTERS
ARTICLE III
PURPOSE

Section 3.1 Purpose	10
ARTICLE IV
CAPITAL CONTRIBUTIONS; PURCHASES PURSUANT
TO PURCHASE AGREEMENTS; ADDITIONAL ISSUANCES

Section 4.1 Transformation of the General Partner Interest	10
Section 4.2 Limited Partner Contributions	10
Section 4.3 Issuances of Additional LP Units and Other Securities	10
Section 4.4 No Preemptive Rights	11
Section 4.5 No Interest	11
Section 4.6 Loans from Partners	11
Section 4.7 No Withdrawal	11
ARTICLE V
CAPITAL ACCOUNTS; DISTRIBUTIONS

Section 5.1 Capital Accounts	12
Section 5.2 Distributions in Respect of Partnership Interests	14
ARTICLE VI
INCOME TAX MATTERS

Section 6.1 Tax Allocations	15

i

Section 6.2 Preparation of Tax Returns	16
Section 6.3 Tax Elections	16
Section 6.4 Tax Controversies	16
Section 6.5 Withholding	16
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS; INDEMNIFICATION
ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability	24
Section 8.2 Management of Business	24
Section 8.3 Outside Activities	24
Section 8.4 Return of Capital	24
Section 8.5 Rights of Limited Partners Relating to the Partnership	24
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Books, Records and Accounting	25
Section 9.2 Fiscal Year	25
Section 9.3 Reports	25
ARTICLE X
ISSUANCE OF LP CERTIFICATES; TRANSFER AND EXCHANGE OF LP UNITS

Section 10.1 Initial Issuance of LP Certificates	26
Section 10.2 Registration, Registration of Transfer and Exchange	26
Section 10.3 Mutilated, Destroyed, Lost or Stolen LP Certificates	27
Section 10.4 Persons Deemed Owners	27

Section 10.5 Prohibited Transfers	28
ARTICLE XI
[RESERVED]
ARTICLE XII
ADMISSION OF SUBSTITUTED AND ADDITIONAL
LIMITED PARTNERS

Section 12.1 [Reserved]	28
Section 12.2 Admission of Substituted Limited Partners	28
Section 12.3 Admission of Successor General Partner	28
Section 12.4 Admission of Additional Limited Partners	28
Section 12.5 Amendment of Agreement and Certificate of Limited Partnership	29
ARTICLE XIII
WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

Section 13.1 Withdrawal or Removal of the General Partner	29
Section 13.2 Sale of Former General Partner’s Interest	30
ARTICLE XIV
DISSOLUTION AND LIQUIDATION
ARTICLE XV
AMENDMENT OF PARTNERSHIP AGREEMENT

Section 15.1 Amendments Which May be Adopted Solely by the General Partner	34
Section 15.2 Other Amendments	35
Section 15.3 Amendment Requirements	35

ARTICLE XVI
MEETINGS

Section 16.1 Meetings	35
Section 16.2 Record Date	41
Section 16.3 Conduct of Meeting	41
Section 16.4 Action Without a Meeting	42
ARTICLE XVII
CERTAIN RESTRICTIONS

Section 17.1 Additional Units	42
Section 17.2 Certain Amendments	42
Section 17.3 Sale of Assets	43
ARTICLE XVIII
[RESERVED]
ARTICLE XIX
GENERAL PROVISIONS

Section 19.1 Opinions Regarding Taxation as a Partnership	43
Section 19.2 Personal Property	43
Section 19.3 Addresses and Notices	43
Section 19.4 Headings	43
Section 19.5 Binding Effect	44
Section 19.6 Integration	44
Section 19.7 Waiver	44
Section 19.8 Counterparts	44
Section 19.9 Severability	44
Section 19.10 Applicable Law	44

AMENDED AND RESTATED AGREEMENT
OF
LIMITED PARTNERSHIP
OF
BUCKEYE PARTNERS, L.P.
     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of                     , 2010 and effective immediately following the Effective Time (as defined below) (the “Agreement”), is entered into by and among Buckeye GP LLC, a Delaware limited liability company (together with any successor in its capacity as general partner of the Partnership, the “General Partner”), and the additional Persons that are or become Partners of the Partnership as provided herein.
BACKGROUND
     On April 14, 2008, the General Partner amended and restated the Amended and Restated Agreement of Limited Partnership of the Partnership, effective as of January 1, 2007 (as amended and restated, the “2007 Agreement”).
     On June 10, 2010, the Partnership, the General Partner, Grand Ohio, LLC, a Delaware limited liability company (“MergerCo”), Buckeye GP Holdings L.P., a Delaware limited partnership (“Holdco”), and MainLine Management LLC, a Delaware limited liability company (“Holdco GP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of MergerCo with and into Holdco (the “Merger”), with Holdco surviving the Merger, and each Common Unit and Management Unit of Holdco being converted into 0.705 LP Units (as defined herein) (the “New LP Units”).
     On June 10, 2010, the limited partners of the Partnership approved the Merger Agreement and the transactions contemplated thereby, including the Merger, the issuance of the New LP Units and the entry into this Agreement.
     This Agreement amends the 2007 Agreement, effective immediately following the Effective Time (as defined in the Merger Agreement), to reflect, among other things, the conversion of the GP Units (as defined in the 2007 Agreement) into the GP Interest (as defined herein) and the cancellation of the Incentive Compensation Agreement (as defined herein) and to set forth the rights, preferences and privileges of the LP Units and the GP Interest.
ARTICLE I
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:

     “2007 Agreement” has the meaning specified in the Background.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question; provided, however, that, except as expressly provided herein to the contrary, Holdco GP and its controlling Affiliates shall be deemed to not be Affiliates of the General Partner. As used herein, the term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agent” has the meaning specified in Section 2.4
     “Agreed Value” of any Contributed Property means the fair market value of such property as of the time of contribution (or, in the case of cash, the amount thereof), as determined by the General Partner using such reasonable method of valuation as it may adopt.
     “Agreement” means this amended and restated agreement of limited partnership, as amended or amended and restated from time to time.
     “Audit Committee” means a committee of the Board of Directors composed entirely of three or more directors who meet the independence, qualification and experience requirements of the New York Stock Exchange.
     “BGH GP Holdings” means BGH GP Holdings, LLC, a Delaware limited liability company, and the sole member of Holdco GP.
     “Board of Directors” means the Board of Directors of the General Partner (or comparable governing body of any successor to the General Partner).
     “Business Day” means any day other than a Saturday, a Sunday, or a legal holiday recognized as such by the Government of the United States or the State of New York.
     “Capital Accounts” mean the capital accounts maintained with respect to Partnership Interests pursuant to Section 5.1(a).
     “Capital Contribution” means any Contributed Property which a Partner contributes to the Partnership.
     “Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced as of the time of determination (but not below zero) by (i) all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 5.1(a) with respect to such property and (ii) an appropriate amount to reflect any sales, retirements and other dispositions of assets included in such property, and (b) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination, in any case as may be adjusted from time to time pursuant to Section 5.1(e).

     “Certificate of Limited Partnership” means the Amended and Restated Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.6, as amended or restated from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Contributed Property” means any cash, property or other consideration (in such form as may be permitted under the Delaware Act) contributed to the Partnership.
     “Contributing Partner” means any Partner contributing Contributed Property to the Partnership in exchange for Units (or any transferee of such Units).
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such Act.
     “Designated Expenses” mean all costs and expenses (direct or indirect) incurred by the General Partner which are directly or indirectly related to the formation, capitalization, business or activities of the Partnership Group; provided, however, that Designated Expenses shall not include (a) any cost or expense for which the General Partner is not entitled to be reimbursed by reason of the proviso at the end of Section 7.12(b) or (b) severance costs not permitted to be reimbursed pursuant to the Management Agreements in connection with the withdrawal of the General Partner.
     “Directors” shall mean the members of the Board of Directors.
     “Effective Time” has the meaning specified in the Merger Agreement.
     “Eighty Percent Interest” means Limited Partners holding an aggregate of at least 80% of the outstanding LP Units.
     “ESOP” means the Buckeye Pipe Line Services Company Employee Stock Ownership Plan Trust, as amended.
     “ESOP Loan” means the loan to the ESOP due March 28, 2011 in the original principal amount of $44,133,600, and shall include any loans refinancing such loan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor to such statute.
     “General Partner” has the meaning specified in the first paragraph.
     “General Partner Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as amended from time to time.
     “GP Interest” means the management interest of the General Partner in the Partnership in its capacity as the general partner of the Partnership. The GP Interest does not have any rights to ownership or profit of the Partnership or any rights to receive any distributions from the operation or liquidation of the Partnership.
     “Group Member” means a member of the Partnership Group.
     “Holdco” has the meaning specified in the Background.
     “Holdco GP” has the meaning specified in the Background.
     “Holdco GP Directors” means Directors appointed by Holdco GP as described in Section 16.1(b)(iv).
     “Holdco Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Holdco, dated as of the date hereof and adopted pursuant to Section 2.1(c) of the Merger Agreement, as amended from time to time.
     “Incentive Compensation Agreement” means the Fifth Amended and Restated Incentive Compensation Agreement, dated as of August 9, 2006 between the Partnership and the General Partner.
     “Indemnitee” means the General Partner, any Affiliate of the General Partner, any Person who is or was a director, officer, manager, member, employee or agent of the General Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another Person (including any Person serving in such a role at Services Company).
     “Issue Price” means the price at which a Unit is purchased from the Partnership.
     “Limited Partner” means any limited partner of the Partnership, in its capacity as such.
     “Liquidator” has the meaning specified in Section 14.3.
     “LP Certificate” means a certificate issued by the Partnership, substantially in the form of Annex A to this Agreement, evidencing ownership of one or more LP Units.
     “LP Unit” means a Partnership Interest issued pursuant to Sections 4.2 or 4.3 and representing a limited partner’s interest in the Partnership.
     “Majority Interest” means Limited Partners holding an aggregate of more than 50% of the outstanding LP Units.
     “Management Agreements” mean the amended and restated management agreements, dated as of August 9, 2006 pursuant to which the OLP GP manages the Operating Partnerships, in each case as amended or restated from time to time.
     “MergerCo” has the meaning specified in the Background.
     “Merger” has the meaning specified in the Background.

     “Merger Agreement” has the meaning specified in the Background.
     “National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.
     “New LP Units” has the meaning specified in the Background.
     “Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any indebtedness either assumed by the Partnership upon contribution of such Contributed Property or to which such Contributed Property is subject when contributed, (b) in the case of any property distributed to a Partner pursuant to Sections 5.2, 14.3 or 14.4, the fair market value of such property at the time of such distribution reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.
     “OLP GP” means MainLine L.P., in its capacity as the general partner of the Operating Partnerships and in its capacity as manager of the Operating Partnerships pursuant to the Management Agreements, and any successors to MainLine L.P. as such general partner and manager.
     “Operating Partnership Agreements” mean the amended and restated agreements of limited partnership, dated as of August 9, 2006, governing the rights and obligations of the partners of the Operating Partnerships and certain related matters, as amended or restated from time to time.
     “Operating Partnerships” means, collectively, Buckeye Pipe Line Company, L.P., Buckeye Pipe Line Holdings, L.P., Everglades Pipe Line Company, L.P. and Laurel Pipe Line Company, L.P., each a Delaware limited partnership, and each other current or future subsidiary of the Partnership which is managed by the General Partner or the OLP GP pursuant to its organizational documents or any other contractual arrangement with the General Partner or the OLP GP.
     “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel of the General Partner or any of its Affiliates) acceptable to the General Partner.
     “Partner” means the General Partner or a Limited Partner.
     “Partnership” means Buckeye Partners, L.P., a Delaware limited partnership.
     “Partnership Group” means the Partnership, Holdco, the General Partner and any subsidiary of any such entity (including MainLine GP, Inc., OLP GP and the Operating Partnerships), treated as a single consolidated entity.
     “Partnership Interest” means the GP Interest or a limited partner’s interest in the Partnership.
     “Partnership Securities” has the meaning specified in Section 4.3.

     “Percentage Interest” means, with respect to any Partner, the number of Units held by such Partner divided by the number of Units outstanding. The Percentage Interest of the General Partner and the Percentage Interest with respect to the GP Interest shall each at all times be zero.
     “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, an association or any other entity.
     “Public Directors” means the Directors designated as Public Directors as of the date hereof in the General Partner Agreement, the Directors elected by the Public Limited Partners pursuant to Section 16.1(b)(iv), and any Directors appointed by the Public Directors to fill vacancies among the Public Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors).
     “Public Limited Partners” means (i) for so long as Holdco GP has the right to designate one or more Holdco GP Directors, as described in Section 16.1(b)(iv), all Limited Partners other than BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates and (ii) after such time as Holdco GP ceases to have the right to designate one or more Holdco GP Directors, as described in Section 16.1(b)(iv), all Limited Partners.
     “Recapture Income” means any gain recognized by the Partnership upon the disposition of any asset of the Partnership that is not a capital gain due to the recapture of certain deductions previously taken with respect to such asset.
     “Record Date” means the date established by the General Partner for determining the identity of Limited Partners entitled (a) to notice of or to vote at any meeting of Limited Partners, to vote by ballot or approve Partnership action in writing without a meeting or to exercise rights in respect of any other lawful action of Limited Partners, or (b) to receive any report or distribution.
     “Record Holder” or “Holder” of any LP Unit means the Person in whose name such Unit is registered in the Units Register.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor to such statute.
     “Services Agreement” means the Services Agreement, dated as of December 15, 2004, between the Partnership, the Operating Partnerships, Wood River Pipe Lines LLC, Buckeye Terminals, LLC and Services Company, as amended or supplemented from time to time.
     “Services Company” means Buckeye Pipe Line Services Company, a Pennsylvania corporation.
     “Special Approval” means approval by a majority of the members of the Audit Committee.
     “Time of Delivery” means December 23, 1986.

     “Transfer Agent” means the bank, trust company or other Person appointed from time to time by the Partnership to act as successor transfer agent and registrar for LP Units.
     “Two-Thirds Interest” means Limited Partners holding an aggregate of at least two-thirds of the outstanding LP Units.
     “Unit” means an LP Unit. The term “Unit” does not include the GP Interest.
     “Unit Price” of a Unit means, as of any date of determination, (a) if such Unit is one of a class of Units listed or admitted to trading on a National Securities Exchange, the average of the last reported sales prices per Unit regular way or, in case no such reported sale takes place on any such day, the average of the last reported bid and asked prices per Unit regular way, in either case on the principal National Securities Exchange on which such class of Units is listed or admitted to trading (or, if such class of Units is listed or admitted to trading on the New York Stock Exchange, on the New York Stock Exchange Composite Tape), for the five trading days immediately preceding the date of determination; or (b) if such Unit is not of a class of Units listed or admitted to trading on a National Securities Exchange, an amount equal to the fair market value of such Unit as of such date of determination, as determined by the General Partner using any reasonable method of valuation it may select.
     “Units Register” has the meaning specified in Section 10.2.
     “Unrealized Gain” attributable to a Partnership property means, as of any date of determination, the excess, if any, of the fair market value of such property as of such date of determination over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 5.1(e) as of such date).
     “Unrealized Loss” attributable to a Partnership property means, as of any date of determination, the excess, if any, of the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 5.1(e) as of such date) over the fair market value of such property as of such date of determination.
ARTICLE II
ORGANIZATIONAL MATTERS
Section 2.1 Continuation
     The parties hereto, pursuant to the authority contained in Article XV of the 2007 Agreement, do hereby amend and restate the 2007 Agreement in its entirety, effective immediately following the Effective Time, to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name
     The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Buckeye Partners, L.P.”; provided, however, that (a) the Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, (b) the General Partner may change the name of the Partnership at any time and from time to time and (c) the name under which the Partnership conducts business shall include “Ltd.” or “Limited Partnership” (or similar words or letters) where necessary for purposes of maintaining the limited liability status of each Limited Partner or otherwise complying with the laws of any jurisdiction that so requires.
Section 2.3 Principal Office; Registered Office
     (a) The principal office of the Partnership shall be One Greenway Plaza, Suite 600, Houston, TX, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.
     (b) The address of the Partnership’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of the Partnership’s registered agent for service of process at such address shall be Corporation Service Company.
Section 2.4 Power of Attorney
     (a) Each Limited Partner hereby constitutes and appoints the General Partner or, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator, with full power of substitution, as such Limited Partner’s true and lawful agent and attorney-in-fact (“Agent”), with full power and authority in such Limited Partner’s name, place and stead to:
     (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and any amendments or restatements thereof) which the Agent deems appropriate or necessary to form or qualify, or continue the existence or qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of any state or jurisdiction; (B) all certificates, documents and other instruments which the Agent deems appropriate or necessary to reflect any amendments, changes or modifications of this Agreement in accordance with its terms; (C) all conveyances and other documents or instruments which the Agent deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, substitution, withdrawal or removal of any Partner pursuant to Articles XII, XIII or XIV and other events described in Articles XII, XIII or XIV; and (E) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and any amendments or restatements thereof) relating to the determination of the rights, preferences and privileges of any class or series of Units issued pursuant to Section 4.4; and

     (ii) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates, documents and other instruments which the Agent deems appropriate or necessary in order to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder, is deemed to be made or given by the Partners hereunder, is consistent with the terms of this Agreement or is deemed by the Agent to be appropriate or necessary to effectuate the terms or intent of this Agreement or the purposes of the Partnership; provided, however, that, if any vote or approval of Limited Partners is specifically required for an action by any provision of this Agreement, the Agent may exercise the power of attorney made in this subsection (ii) to take such action only after such vote or approval is obtained.
     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Units and shall extend to such Limited Partner’s heirs, transferees, successors, assigns and personal representatives. Each Limited Partner hereby agrees to be bound by any representations made by the Agent acting in good faith pursuant to such power of attorney; and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Agent taken in good faith pursuant to such power of attorney. Each Limited Partner shall execute and deliver to the Agent, within 15 days after receipt of the Agent’s request therefor, such further designations, powers of attorney and other instruments as the Agent deems appropriate or necessary to effectuate the terms or intent of this Agreement or the purposes of the Partnership.
Section 2.5 Term
     The Partnership shall continue in existence until the close of Partnership business on December 31, 2086 or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.
Section 2.6 Organizational Certificate
     The General Partner shall cause to be filed such certificates or documents as may be required for the formation, operation and qualification of a limited partnership in Delaware and any other state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership and any such other certificates and documents, and from all amendments thereto, the names and addresses of the Limited Partners and information relating to the Capital Contributions and shares of profits and compensation of the Limited Partners, or state such information in the aggregate rather than with respect to each individual Limited Partner.

ARTICLE III
PURPOSE
Section 3.1 Purpose
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.
ARTICLE IV
CAPITAL CONTRIBUTIONS; PURCHASES PURSUANT
TO PURCHASE AGREEMENTS; ADDITIONAL ISSUANCES
Section 4.1 Conversion of the General Partner Interest
     The GP Units (as defined in the 2007 Agreement) in the Partnership that existed immediately prior to the date hereof are, effective immediately following the Effective Time, hereby converted into a non-economic GP Interest in the Partnership. From the date hereof, the GP Interest shall only represent a non-economic management interest of the General Partner in the Partnership. Buckeye GP LLC hereby continues as general partner of the Partnership and the Partnership is continued without dissolution. Effective immediately following the Effective Time, the Incentive Compensation Agreement is hereby terminated and the Partnership Interest evidenced by the Incentive Compensation Agreement is hereby cancelled.
Section 4.2 Limited Partner Contributions
     At and as of the Time of Delivery, each underwriting firm which entered into an underwriting agreement with the Partnership contributed to the Partnership, in exchange for the number of LP Units specified therein an amount in cash equal to the Issue Price for such LP Units (as specified in such underwriting agreement) multiplied by the number of LP Units being so purchased.
Section 4.3 Issuances of Additional LP Units and Other Securities
     (a) The General Partner is hereby authorized to cause the Partnership to issue additional LP Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto or any other type of equity security that the Partnership may lawfully issue, any secured or unsecured debt obligations of the Partnership, or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, “Partnership Securities”), for any Partnership purpose, at any time or from time to time, to Partners or to other Persons (including, without limitation, to employee benefit plans sponsored by the Group Members or Services Company), for such consideration and on such terms and conditions, and entitling the holders thereof to such relative rights and powers, as shall be established by the General Partner, all without the approval of any Limited Partners, except as provided in Section 17.1.

     (b) Without limiting the generality of the foregoing (but subject to the provisions of Section 17.1), the additional Partnership Securities to be issued by the Partnership under this Section 4.3 may contain provisions with respect to (i) the allocation of items of Partnership income, gain, loss, deduction and credit; (ii) the right to share in Partnership distributions; (iii) rights upon dissolution and liquidation of the Partnership; (iv) whether any such issue of Partnership Securities may be acquired by the Partnership, by purchase, redemption or otherwise, and if so, the price at which, and the terms and conditions upon which, such Partnership Securities may be purchased, redeemed or otherwise acquired by the Partnership; (v) the conversion rights applicable to any such issue of Partnership Securities, and if so, the rate at which, and the terms and conditions upon which, such Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which any such Partnership Securities will be issued, assigned, or transferred; and (vii) the right, if any, of the holders of any such issue of Partnership Securities to vote on Partnership matters.
     (c) The General Partner is hereby authorized and directed to do all acts which it deems appropriate or necessary in connection with each issuance of Units or other securities by the Partnership and to amend this Agreement in any manner which it deems appropriate or necessary to provide for each such issuance, to admit additional limited partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other securities being so issued, all without the approval of any Limited Partners, except as provided in Section 17.1.
Section 4.4 No Preemptive Rights
     No Partner shall have any preemptive right with respect to the issuance or sale of Units or other securities that may be issued by the Partnership.
Section 4.5 No Interest
     No interest shall be paid by the Partnership on Capital Contributions.
Section 4.6 Loans from Partners
     Loans or other advances by a Partner to or for the account of the Partnership shall not be considered Capital Contributions.
Section 4.7 No Withdrawal
     No Partner shall be entitled to withdraw any part of its Capital Contributions or its Capital Account or to receive any distributions from the Partnership except as provided in this Agreement.

ARTICLE V
CAPITAL ACCOUNTS; DISTRIBUTIONS
Section 5.1 Capital Accounts
     (a) The Partnership shall maintain for each Partner a separate Capital Account with respect to its Partnership Interests in accordance with the regulations issued pursuant to Section 704 of the Code. The Capital Account of any Partner shall be increased by (i) the Net Agreed Value of all Capital Contributions made by such Partner in exchange for its Partnership Interest and (ii) all items of income and gain computed in accordance with Section 5.1(b) and allocated to such Partner pursuant to Section 5.1(c) and reduced by (iii) the Net Agreed Value of all distributions of cash or property made to such Partner with respect to its Partnership Interest and (iv) all items of deduction and loss computed in accordance with Section 5.1(b) and allocated to such Partner pursuant to Section 5.1(c).
     (b) For purposes of computing the amount of each item of income, gain, loss or deduction to be reflected in the Capital Accounts, the determination, recognition and classification of such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided that:
     (i) Any deductions for depreciation, cost recovery or amortization attributable to any Partnership property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property. Upon an adjustment to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization pursuant to Sections 5.1(e) or 7.8, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.
     (ii) If the Partnership’s adjusted basis in property subject to depreciation, cost recovery or amortization is reduced for federal income tax purposes pursuant to Section 48(q)(1) of the Code, the amount of such reduction shall be deemed to be an additional item of deduction in the year such property is placed in service. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall be deemed to be an additional item of income in the year of restoration.
     (iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.
     (iv) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code shall be treated as items of deduction.
     (v) The computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.
     (c) (i) After giving effect to the special allocations set forth in Section 5.1(c)(ii)-(iv) for purposes of maintaining the Capital Accounts, each item of income, gain, loss and deduction (computed in accordance with Section 5.1(b)) shall be allocated to the Partners in accordance with their respective Percentage Interests.
     (ii) If any Partner unexpectedly receives any adjustment allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustment, allocation or distribution as quickly as possible.
     (iii) To preserve uniformity of Units, the General Partner may make special allocations of income or deduction pursuant to Section 6.1(c) that do not have a material adverse effect on the Limited Partners and are consistent with the principles of Section 704 of the Code.
     (iv) If there is a net decrease in Partnership minimum gain, within the meaning of Treasury Regulation Section 1.704-1(b) (4) (iv), during a Partnership taxable year, all Partners with deficit balances in their Capital Accounts, computed as described in Treasury Regulation Section 1.704-1(b)(4)(iv)(c) at the end of such year, will be allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in the amounts and in the proportions needed to eliminate such deficits as quickly as possible, before any other allocations are made under Section 704(b) of the Code.
     (v) (A) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.1(e), this Section 5.1(c)(v) is intended to cause the respective Capital Accounts of the Partners to return to, over time, the relative proportionality of the Capital Account balances of the Partners if the prior adjustment to the Carrying Value of Partnership property had not occurred. To effectuate the intent of this Section 5.1(c)(v)(A), the General Partner may allocate that portion of the deductions, cost recovery or amortization attributable to an adjustment to the Carrying Value of a Partnership property pursuant to Section 5.1(e) in the same manner that the Unrealized Gain or Unrealized Loss attributable to such property is allocated pursuant to Section 5.1(e).
     (B) In making the allocations required under this Section 5.1(c)(v), including the allocations that may result from the sale or other taxable disposition of any Partnership property that has been subject to an adjustment to the Carrying Value of such Partnership property, the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 5.1(c)(v).
     (d) (i) Except as otherwise provided in this Section 5.1(d), a transferee of LP Units shall, upon becoming a Limited Partner, succeed to the portion of the transferor’s Capital Account maintained with respect to the Units transferred.
     (ii) If a transfer of Units causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of the Units) pursuant to Sections 14.4 and 14.5 and recontributed by such Partners and transferees in reconstitution of the Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with this Article V.
     (e) If any additional LP Units (or other Partnership Interests) are to be issued pursuant to Section 4.3, or if any Partnership Property is to be distributed, the Capital Accounts of the Partners (and the Carrying Values of all Partnership properties) shall, immediately prior to such issuance or distribution, be adjusted (consistent with the provisions hereof and of Section 704(b) of the Code) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to all Partnership properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of such properties immediately prior to such issuance). In determining such Unrealized Gain or Unrealized Loss, the fair market value of Partnership properties, as of any date of determination, (i) shall, in the case of the issuance of additional LP Units, be deemed to be equal to (A) the number of Units outstanding, as of the date of determination, times the Issue Price for which such additional LP Units are so issued, plus (B) the fair market value of any Partnership Interests not otherwise valued pursuant to Section 5.1(e)(i)(A) and (C) the amount of any Partnership indebtedness outstanding as of the date of determination, (ii) shall, in the case of an issuance of other Partnership Interests, be deemed to be equal to (A) the number of Units outstanding, as of the date of determination, times the last reported sales price per LP Unit on the principal National Securities Exchange on which such LP Units are listed, plus (B) the fair market value of any Partnership Interests not otherwise valued pursuant to Section 5.1(e)(ii)(A) and (C) the amount of any Partnership indebtedness outstanding as of the date of determination, and (iii) shall, in the case of the distribution of Partnership property, be determined in the manner provided in Section 14.3.
Section 5.2 Distributions in Respect of Partnership Interests
     (a) From time to time, not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it may determine, without being limited to current or accumulated income or gains, from any Partnership funds, including, without limitation, Partnership revenues, Capital Contributions or borrowed funds. The General Partner may also distribute to the Partners other Partnership property, additional Units or other securities of the Partnership or other entities.

     All distributions in respect of Units shall be made concurrently to all Record Holders on the Record Date set for purposes of such distribution and shall be prorated in accordance with such Record Holders’ respective Percentage Interests as of such Record Date.
     (b) Amounts paid pursuant to Section 7.4, any Management Agreement or any Operating Partnership Agreement shall not be deemed to be distributions with respect to a Partnership Interest for purposes of this Agreement.
ARTICLE VI
INCOME TAX MATTERS
Section 6.1 Tax Allocations
     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in the manner in which the correlative item of “book” income, gain, loss or deduction is computed in accordance with Section 5.1(b) and allocated pursuant to Section 5.1(c), except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.
     (b) Gain resulting from the sale or other taxable disposition of Partnership assets and allocated to (or recognized by) a Partner (or its successor in interest) for federal income tax purposes shall be deemed to be Recapture Income to the extent such Partner has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income.
     (c) To preserve uniformity of LP Units, the General Partner may (i) adopt such conventions as it deems appropriate or necessary in determining the amount of depreciation and cost recovery deductions; (ii) make special allocations of income or deduction and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of regulations under Section 704(c) of the Code or (y) otherwise to preserve the uniformity of Units issued or sold from time to time. The General Partner may adopt such conventions and make such allocations and amendments only if they would not have a material adverse effect on the Limited Partners and are consistent with the principles of Section 704 of the Code.
     (d) Items of Partnership income, gain, loss, deduction and credit shall, for federal income tax purposes, be determined on a monthly basis (or other basis, as required or permitted by Section 706 of the Code) and shall be allocated to the Persons who are Record Holders of Units as of the close of business on the first day of such month; provided, however, that gain or loss on a sale or other disposition of all or a substantial portion of the assets of the Partnership shall be allocated to the Persons who are Record Holders of Units as of the close of business on the date of sale.
     (e) Pursuant to Section 704(c) of the Code, items of income, gain, loss, deduction and credit attributable to Contributed Property shall be allocated in such a manner as to take into account the variation between the basis of such property to the Partnership and its Carrying Value.

Section 6.2 Preparation of Tax Returns
     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, losses, deductions, credits and other items necessary for federal and state income tax purposes and shall use all reasonable efforts to furnish to the Limited Partners within 90 days after the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gains, losses, deductions, credits and other items shall be on the accrual method of accounting for federal income tax purposes, unless the General Partner shall determine otherwise.
Section 6.3 Tax Elections
     Except as otherwise provided herein, the General Partner shall determine whether to make any available election. The General Partner shall elect under Section 754 of the Code to cause the basis of Partnership property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code, but the General Partner may seek to revoke this election if the General Partner determines that such revocation is in the best interests of the Limited Partners.
Section 6.4 Tax Controversies
     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Limited Partner agrees to cooperate with the General Partner and to do or refrain from doing any and all things reasonably required by the General Partner to conduct such proceedings.
Section 6.5 Withholding
     The General Partner is authorized to take any action necessary to comply with any withholding requirements established by applicable law, including, without limitation, with regard to (a) the sale of United States real property interests, (b) the distributions of cash or property to any Partner which is a foreign Person, and (c) the transfer of Units.
ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS; INDEMNIFICATION
Section 7.1 Powers of General Partner
     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any power to control or manage the business and affairs of the Partnership.

     In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner is hereby authorized and empowered, in the name of and on behalf of the Partnership, to do and perform any and all acts and things which it deems appropriate or necessary in the conduct of the business and affairs of the Partnership, including, without limitation, the following:
     (a) to lend or borrow money, to assume, guarantee or otherwise become liable for indebtedness and other liabilities and to issue evidences of indebtedness;
     (b) to buy, lease (as lessor or lessee), sell, mortgage, encumber or otherwise acquire or dispose of any or all of the assets of the Partnership;
     (c) to own, use and invest the assets of the Partnership;
     (d) to purchase or sell products, services and supplies;
     (e) to make tax, regulatory and other filings, and to render periodic and other reports, to governmental agencies or bodies having jurisdiction over the assets or business of the Partnership;
     (f) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;
     (g) to negotiate, execute and perform any contracts, conveyances or other instruments;
     (h) to distribute Partnership cash;
     (i) to utilize the services of officers and employees of the General Partner or of any other Persons and to select and dismiss employees (if any) and outside attorneys, accountants, consultants and contractors;
     (j) to maintain insurance for the benefit of the Partnership, the Partners and the Indemnitees;
     (k) to form, participate in or contribute or loan cash or property to limited or general partnerships, joint ventures, limited liability companies, corporations or similar arrangements;
     (l) to expand the business activities in which the Partnership is engaged or engage in new business activities by acquisition or internal development;
     (m) to conduct litigation and incur legal expenses and otherwise deal with or settle claims or disputes;
     (n) to purchase, sell or otherwise acquire or dispose of Units; and
     (o) to take any action in connection with the Partnership’s ownership and operation of any Group Member (including Holdco);

in each case at such times and upon such terms and conditions as the General Partner deems appropriate or necessary, and subject to any express restrictions contained elsewhere in this Agreement.
Section 7.2 Duties of General Partner
     The General Partner shall manage the business and affairs of the Partnership in the manner the General Partner deems appropriate or necessary. Without limiting the generality of the foregoing, the General Partner’s duties shall include the following:
     (a) to take possession of the assets of the Partnership;
     (b) to staff and operate the business of the Partnership with the officers and employees of the General Partner or of other Persons;
     (c) to render or cause to be rendered engineering, environmental and other technical services and perform or cause to be performed financial, accounting, logistical and other administrative functions for the Partnership;
     (d) to render such reports and make such periodic and other filings as may be required under applicable federal, state and local laws, rules and regulations;
     (e) to provide or cause to be provided purchasing, procurement, repair and other services for the Partnership; and
     (f) to conduct the business of the Partnership in accordance with this Agreement and all applicable laws, rules and regulations;
in each case in such a manner as the General Partner deems appropriate or necessary.
Section 7.3 Reliance by Third Parties
     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and

(c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
Section 7.4 Compensation and Reimbursement of the General Partner
     (a) Except as provided in this Section 7.4 or elsewhere in this Agreement or any other agreement contemplated or permitted hereby or thereby, the General Partner shall not be compensated for its services as General Partner to the Partnership.
     (b) The General Partner shall be promptly reimbursed for all Designated Expenses, in addition to any reimbursement as a result of indemnification in accordance with Section 7.12. The General Partner shall determine such Designated Expenses in any reasonable manner determined by it.
     (c) The General Partner may propose and adopt, without the approval of the Limited Partners, fringe benefit plans, including, without limitation, plans comparable to those that covered employees employed by the predecessors to the Operating Partnerships and plans involving the issuance of Units, for the benefit of employees of the Partnership Group and Services Company in respect of services performed, or obligated to be performed, directly or indirectly, for the benefit of the Partnership Group.
Section 7.5 Purchase or Sale of LP Units and Other Partnership Securities
     The General Partner may, on behalf of the Partnership, purchase or otherwise acquire or sell or otherwise dispose of LP Units and other Partnership Securities. As long as LP Units are held by any member of the Partnership Group, such LP Units or other Partnership Securities shall not be considered outstanding for any purpose.
Section 7.6 [Reserved]
Section 7.7 Outside Activities; Contracts with Affiliates; Loans to or from Affiliates
     (a) The General Partner shall not have any business interests or engage in any business activities except for those relating to the Partnership and the Operating Partnerships.
     (b) Any Affiliate of the General Partner and any director, officer, manager, member, partner or employee of the General Partner or any of its Affiliates shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group, for their own account and for the account of others, without having or incurring any obligation to offer any interest in such businesses or activities to the Partnership Group or any Partner. No member of the Partnership Group nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship governed hereby in any such business interests.
     (c) Each of the Limited Partners hereby approves, ratifies and confirms the execution, delivery and performance of the Operating Partnership Agreements, and the Management Agreements and agrees that the General Partner is authorized to execute, deliver and perform the other agreements, acts, transactions and matters described therein on behalf of the Partnership without the approval or vote of any Limited Partners, notwithstanding any other provision of this Agreement or the Operating Partnership Agreements.
     (d) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established by the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the Group Member’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner shall not create any right or benefit in favor of any Group Member or any other Person.
Section 7.8 Tax Basis and Value Determinations
     To the extent that the General Partner is required pursuant to the provisions of this Agreement to establish fair market values or allocate amounts realized, tax basis, Agreed Values or Net Agreed Values, the General Partner shall establish such values and make such allocations in a manner that is reasonable and fair to the Limited Partners, taking into account all applicable laws, governmental regulations, rulings and decisions. The General Partner may modify or revise such allocations in order to comply with such laws, governmental regulations, rulings or decisions or to the extent it otherwise deems such modification or revision appropriate or necessary. The General Partner is authorized, to the extent deemed by it to be appropriate or necessary, to utilize the services of an independent appraiser in establishing such values or allocations and the General Partner shall in such cases be entitled to rely on the values or allocations established by such independent appraiser.
Section 7.9 Resolution of Conflicts of Interest; Standard of Care
     (a) Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Limited Partner, on the other hand, any resolution or course of action by the General Partner or such Affiliate in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated hereby, or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership; provided that any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the officers and directors of the General Partner regarding any proposed transaction were disclosed to the Audit Committee at the time of its approval), (ii) on terms objectively demonstrable to be no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) fair to the Partnership, taking into account the totality of the relationships among the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). For the avoidance of doubt, in connection with its resolution of a conflict of interest the General Partner is authorized but not required to seek Special Approval and may adopt a resolution or course of action that has not received Special Approval. In connection with the determination by the General Partner (or the Audit Committee in connection with Special Approval, as applicable) of what is fair and reasonable to the Partnership in connection with its resolution of a conflict of interest, the General Partner (or the Audit Committee) shall be authorized to consider (A) the relative interests of each party to such conflict, agreement, transaction or situation, and the benefits and burdens relating to such interests; (B) any customary or accepted industry practices, and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting or engineering practices or principles; and (D) such additional factors as the Audit Committee determines to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to, nor shall it be construed to require the General Partner (or the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner in compliance with this Section 7.9 shall not constitute a breach of this Agreement or any other agreement contemplated hereby or a breach of any standard of care or duty imposed hereby or under the Delaware Act or any other applicable law, rule or regulation.
     (b) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement or any agreement contemplated hereby to be fair and/or reasonable to any Person, the fair and/or reasonable nature of such transaction, arrangement or resolution shall be considered in the context of similar or related transactions.
     (c) Whenever the General Partner makes a determination or takes or declines to take any other action, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.
Section 7.10 [Reserved]
Section 7.11 Other Matters Concerning the General Partner
     (a) The General Partner (including the Audit Committee) may rely and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (b) The General Partner (including the Audit Committee) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and shall be fully protected in relying on any opinion or advice of any such Person as to matters which the General Partner (including the Audit Committee) believes to be within such Person’s professional or expert competence in connection with any action taken or suffered or omitted by the General Partner (including the Audit Committee) hereunder in good faith and in accordance with such opinion or advice.

     (c) The General Partner (including the Audit Committee) may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner (including the Audit Committee) shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
Section 7.12 Limited Liability; Indemnification
     (a) Notwithstanding anything to the contrary in this Agreement, and except to the extent required by applicable law, no Indemnitee shall be liable to the Partnership or any Partner for any action taken or omitted to be taken by such Indemnitee in its capacity as a person of the type described in the definition of the term, “Indemnitee,” provided that such Indemnitee acted in good faith and such action or omission does not involve the gross negligence or willful misconduct of such Indemnitee. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith or that an action or omission involves gross negligence or willful misconduct.
     (b) The Partnership shall, to the extent permitted by applicable law, indemnify each Indemnitee against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which such Indemnitee was or is a party or is threatened to be made a party, by reason of (i) such Indemnitee’s status as a General Partner, any Affiliate of the General Partner, any Person who is or was a director, officer, manager, member, employee or agent of the General Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, manager, member, partner, trustee, employee or agent of another Person (including any Person serving in such a role at Services Company) or (ii) any action taken or omitted to be taken by such Indemnitee in any capacity referred to in clause (i) of this Section 7.12(b), relating to this Agreement or the property, business, affairs or management of the Partnership Group or Services Company (provided that the Indemnitee acted in good faith and the act or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee).
     (c) Expenses (including legal fees and expenses) incurred in defending any claim, demand, action, suit or proceeding subject to Section 7.12(b) shall be paid by the Partnership in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.
     (d) The indemnification provided by Section 7.12(b) shall be in addition to any other rights to which an Indemnitee may be entitled, and shall continue as to an Indemnitee who has ceased to serve in a capacity for which the Indemnitee is entitled to indemnification and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

     (e) To the extent commercially reasonable, the Partnership shall purchase and maintain insurance on behalf of the Indemnitees against any liability which may be asserted against or expense which may be incurred by an Indemnitee in connection with the Partnership Group’s activities, whether or not the Partnership would have the power to indemnify an Indemnitee against such liability under the provisions of this Agreement.
     (f) An Indemnitee shall not be denied indemnification in whole or in part under Section 7.12(b) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or any predecessor agreement thereto, including a transaction involving the General Partner, any Affiliate thereof or any member, partner, officer, director, employee, agent, manager, or trustee of any Group Member, Services Company, the General Partner or any Affiliate of any Group Member.
     (g) The provisions of this Section 7.12 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.
     (h) For purposes of this Section 7.12, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance of duties by such Indemnitee for the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.12(b); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of duties by such Indemnitee for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which does not involve gross negligence or willful misconduct.
     (i) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (j) No amendment, modification or repeal of this Section 7.12 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.12, or any predecessor thereto, however numbered, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided that such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
Section 8.1 Limitation of Liability
     The Limited Partners shall have no liability under this Agreement (including, without limitation, liability under Section 7.12).
Section 8.2 Management of Business
     No Limited Partner shall, in its capacity as a Limited Partner, take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, manager, member, employee or agent of the General Partner or an Affiliate of the General Partner in such Person’s capacity as such (whether or not such Person is also a Limited Partner) shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
Section 8.3 Outside Activities
     Limited Partners shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. No member of the Partnership Group nor any of the other Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any Limited Partner.
Section 8.4 Return of Capital
     No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.
Section 8.5 Rights of Limited Partners Relating to the Partnership
     In addition to other rights provided by this Agreement or by applicable law, each Limited Partner shall have the right for a proper purpose reasonably related to such Limited Partner’s interest in the Partnership, upon reasonable demand and at such Limited Partner’s own expense:
     (a) to obtain true and full information regarding the status of the business and financial condition of the Partnership;
     (b) promptly after becoming available, to obtain a copy of the Partnership’s federal and state income tax returns for each year;

     (c) to obtain a current list of the name and address of each Partner as set forth in the Units Register;
     (d) to obtain a description and statement of the Net Agreed Value of any Capital Contribution made or agreed to be made by each Partner, and the date on which such Partner became a Partner;
     (e) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and
     (f) to obtain such other information regarding the affairs of the Partnership as may be just and reasonable;
provided, however, that the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes could damage the Partnership or its business or be in violation of applicable law, including, without limitation, federal securities law, or which the Partnership is required by agreements with third parties to keep confidential.
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 9.1 Books, Records and Accounting
     The General Partner shall keep or cause to be kept books and records with respect to the Partnership’s business, which books and records shall at all times be kept at the principal office of the Partnership. Any books and records maintained by the Partnership in the regular course of its business, including the Units Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, punch cards, disks, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on the accrual basis, or on a cash basis adjusted periodically to an accrual basis, as the General Partner shall determine, in accordance with generally accepted accounting principles and applicable law.
Section 9.2 Fiscal Year
     The fiscal year of the Partnership for financial reporting purposes shall be the calendar year, unless the General Partner shall determine otherwise.
Section 9.3 Reports
     (a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of LP Units as of the last day of that fiscal year reports containing financial statements of the Partnership for the fiscal year, presented in accordance with generally accepted accounting principles, including a balance sheet, statement of income, statement of Partners’ capital and statement of changes in financial position, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.
     (b) As soon as practicable, but in no event later than 45 days after the close of each calendar quarter, except the last calendar quarter of each fiscal year, the General Partner shall cause the Partnership to electronically file with the Securities and Exchange Commission a quarterly report for the calendar quarter containing such financial and other information as the General Partner deems appropriate.
     (c) Such reports shall present the consolidated financial position of the Partnership Group, together with Services Company and such other Persons as may be required by generally accepted accounting principles.
     (d) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 9.3 if it has either (i) electronically filed such report with the Securities and Exchange Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.
ARTICLE X
ISSUANCE OF LP CERTIFICATES; TRANSFER AND EXCHANGE OF LP UNITS
Section 10.1 Initial Issuance of LP Certificates
     Upon the issuance of LP Units to any Person, the Partnership may (and will upon request of an owner of LP Units) issue one or more LP Certificates in the name of such Person evidencing the number of such LP Units being so issued. LP Certificates shall be executed on behalf of the Partnership by the General Partner. No LP Certificate shall be valid for any purpose until manually countersigned by the Transfer Agent.
Section 10.2 Registration, Registration of Transfer and Exchange
     (a) The Partnership will cause to be kept a register (the “Units Register”) in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the Partnership will provide for the registration of LP Units and of transfers of such LP Units. The Transfer Agent is hereby appointed registrar for the purpose of registering LP Units and transfers of such LP Units as herein provided.
     Upon surrender for registration of transfer or exchange of any LP Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new LP Certificates evidencing the same aggregate number of LP Units as did the LP Certificate so surrendered.

     (b) Every LP Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed, in either case by the holder thereof or such holder’s attorney duly authorized in writing. Every LP Certificate surrendered for registration of transfer shall be duly accepted on the reverse side thereof, or be accompanied by a written instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed, in either case by the transferee or such transferee’s attorney duly authorized in writing. As a condition to the issuance of any new LP Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.
Section 10.3 Mutilated, Destroyed, Lost or Stolen LP Certificates
     (a) If any mutilated LP Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute and the Transfer Agent shall countersign and deliver in exchange therefor a new LP Certificate evidencing the same number of LP Units as did the LP Certificate so surrendered.
     (b) If there shall be delivered to the General Partner and the Transfer Agent (i) evidence to their satisfaction of the destruction, loss or theft of any LP Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the General Partner or the Transfer Agent that such LP Certificate has been acquired by a bona fide purchaser, the General Partner on behalf of the Partnership shall execute and upon its request the Transfer Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Certificate, a new LP Certificate evidencing the same number of LP Units as did the LP Certificate so destroyed, lost or stolen.
     (c) As a condition to the issuance of any new LP Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) connected therewith.
     (d) Every new LP Certificate issued pursuant to this Section 10.3 in lieu of any destroyed, lost or stolen LP Certificate shall evidence an original additional Partnership Interest in the Partnership, whether or not the destroyed, lost or stolen LP Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other LP Units duly issued hereunder.
Section 10.4 Persons Deemed Owners
     Prior to due presentment of an LP Certificate for registration of transfer and satisfaction of the requirements of Section 10.2(b) with respect thereto, (a) the Partnership, the General Partner, the Transfer Agent and any agent of any of the foregoing may deem and treat the Record Holder as the absolute owner thereof and of the LP Units evidenced thereby for all purposes whatsoever and (b) a transferee shall not be entitled to distributions or allocations or any other rights in respect of the LP Units evidenced thereby other than the right to further transfer such LP Units.
Section 10.5 Prohibited Transfers
     Subject to Section 13.2, neither the Partnership nor any of its Affiliates shall transfer any or all of the limited liability company interests of the General Partner and the General Partner shall not transfer the GP Interest to any Person whatsoever.
ARTICLE XI
[RESERVED]
ARTICLE XII
ADMISSION OF SUBSTITUTED AND ADDITIONAL
LIMITED PARTNERS
Section 12.1 [Reserved]
Section 12.2 Admission of Substituted Limited Partners
     A transferee of LP Units shall automatically be admitted to the Partnership as a Limited Partner (and the transferor of such LP Units shall, if such transferor is assigning all of such transferor’s LP Units, automatically cease to be a Limited Partner) at and as of the time the transfer is registered on the Units Register pursuant to Section 10.2.
Section 12.3 Admission of Successor General Partner
     A successor General Partner approved pursuant to Section 13.1 or the proviso to Section 14.1 shall be admitted to the Partnership as the successor General Partner, effective as of the date an amendment or restatement of the Certificate of Limited Partnership is filed with the Secretary of State of the State of Delaware effecting such substitution; provided, however, that no such successor shall be so admitted to the Partnership until it has agreed in writing to assume the former General Partner’s obligations hereunder. This Agreement and the Certificate of Limited Partnership shall be amended as appropriate to reflect the termination of the former General Partner as a general partner, if applicable, and the admission of the successor General Partner.
Section 12.4 Admission of Additional Limited Partners
     By acceptance of the transfer of any LP Units in accordance with this Agreement or the issuance of any LP Units pursuant to this Agreement (including in connection with a merger or consolidation), each transferee of an LP Unit and each Person who is issued LP Units pursuant to this Agreement (including in connection with a merger or consolidation) (including any nominee holder or an agent or representative acquiring LP Units for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the LP Units so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the LP Units so transferred or issued, (iv) represents that the transferee or Person being issued such LP Units has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any LP Units, the issuance of any LP Units pursuant to this Agreement, and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may be admitted as a Limited Partner or become a record holder of LP Units without the consent or approval of any of the Partners.
Section 12.5 Amendment of Agreement and Certificate of Limited Partnership
     The General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership and, if necessary, this Agreement and the Certificate of Limited Partnership to reflect the admission of any Partner.
ARTICLE XIII
WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER
Section 13.1 Withdrawal or Removal of the General Partner
     (a) Buckeye GP LLC agrees to act as General Partner of the Partnership until the later of (i) the date which is twenty-five years after the Time of Delivery or (ii) the date the ESOP Loan is paid in full. At any time after the later of (i) the date which is twenty-five years after the Time of Delivery or (ii) the date the ESOP Loan is paid in full, the General Partner may withdraw from the Partnership effective upon at least 90 days’ advance written notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice, provided that such withdrawal is approved by an Eighty Percent Interest or the Partnership has received an Opinion of Counsel that such withdrawal would not result in the loss of limited liability of any Limited Partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes. Any such withdrawal shall also constitute the withdrawal of the OLP GP from the Operating Partnerships, as provided in the Operating Partnership Agreements. If the General Partner gives a notice of withdrawal, a Majority Interest may, prior to the effective date of such withdrawal, approve a successor General Partner. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements. If no successor General Partner is so approved, the Partnership shall be dissolved pursuant to Section 14.1. Buckeye GP LLC further agrees that it shall not cause the OLP GP to withdraw as general partner of any Operating Partnership, except in connection with Buckeye GP LLC’s withdrawal as General Partner.
     (b) The General Partner may be removed only by an Eighty Percent Interest, and only if (i) in connection therewith, a successor General Partner is approved by a Majority Interest, (ii) the Partnership shall have received an Opinion of Counsel that the removal of the General Partner and the approval of a successor General Partner will not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to

be treated as an association taxable as a corporation for federal income tax purposes, (iii) the successor General Partner or an Affiliate thereof agrees to indemnify and hold harmless the General Partner and its Affiliates from any liability or obligation arising out of, or causes the General Partner and its Affiliates to be released from, any and all liabilities and obligations (including loan guarantees) under fringe benefit plans sponsored by the General Partner or any of its Affiliates in connection with the business of the Partnership Group, except as otherwise prohibited by this Agreement, and (iv) all required regulatory approvals for removal of the General Partner shall have been obtained. Such removal shall be effective upon the admission of the successor General Partner pursuant to Section 12.3. The Person so approved (or its designated Affiliates) shall become the successor general partner or partners of the Operating Partnerships, as provided in the Operating Partnership Agreements.
Section 13.2 Sale of Former General Partner’s Interest
     If a successor General Partner is approved pursuant to Sections 13.1 or 14.2 or the proviso to Section 14.1, such successor shall purchase the GP Interest of the former General Partner for an amount in cash equal to the fair market value thereof, determined as of the date the successor General Partner is admitted pursuant to Section 12.3. The fair market value of the GP Interest shall include the value of all rights associated with being the General Partner. The value of the GP Interest shall be reduced by the value of the assumption by the successor General Partner or its Affiliate of the obligations of the General Partner and its Affiliates pursuant to Section 13.1(b)(iii). Such fair market value shall be determined by agreement between the former General Partner and its successor or, failing agreement within 30 days after the date the successor General Partner is so admitted, by a firm of independent appraisers jointly selected by the former General Partner and its successor (or, if the former General Partner and its successor cannot agree on the selection of such a firm within 45 days after the date the successor General Partner is so admitted, by a firm of independent appraisers selected by two firms, one of which will be selected by the former General Partner and the other of which will be selected by the successor).
ARTICLE XIV
DISSOLUTION AND LIQUIDATION
Section 14.1 Dissolution
     The Partnership shall be dissolved, and its affairs shall be wound up, upon:
     (a) expiration of the term as provided in Section 2.5;
     (b) withdrawal of the General Partner pursuant to Section 13.1 (unless a Person becomes a successor General Partner prior to or on the effective date of such withdrawal);
     (c) bankruptcy or dissolution of the General Partner, or any other event that results in the General Partner ceasing to be a general partner in the Partnership (other than by reason of a withdrawal or removal pursuant to Section 13.1); or

     (d) an election by the General Partner to dissolve the Partnership which is approved by a Two-Thirds Interest;
provided, however, that the Partnership shall not be dissolved upon an event described in Sections 14.1(b) or 14.1(c) if, within 90 days of such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.
     For purposes of this Section 14.1, bankruptcy of the General Partner shall be deemed to have occurred when (i) it commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, (iii) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief, under any bankruptcy, insolvency or similar law now or hereafter in effect, (iv) it executes and delivers a general assignment for the benefit of its creditors, (v) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any involuntary proceeding of the nature described in clause (i) above, or (vi) (1) any involuntary proceeding of the nature described in clause (i) above has not been dismissed 120 days after the commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator for it or for all or any substantial part of its properties has not been vacated or stayed within 90 days of such appointment, or (3) such appointment has been stayed but is not vacated within 90 days after the expiration of any such stay.
Section 14.2 Reconstitution
     Upon dissolution of the Partnership in accordance with Sections 14.1(b) or 14.1(c), and a failure of all Partners to agree to continue the business of the Partnership and to the appointment of a successor General Partner as provided in the proviso to Section 14.1, then within 180 days after the event described in Sections 14.1(b) or 14.1(c), a Majority Interest may elect to reconstitute the Partnership and continue its business by forming a new partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by a Majority Interest. Upon any such election by a Majority Interest, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within such 180-day period, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within such 180-day period, then (a) the reconstituted partnership shall continue until the end of the term set forth in Section 2.5 unless earlier dissolved in accordance with this Article XIV and (b) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to this Agreement; provided that the right of a Majority Interest to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (i) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (ii) neither the Partnership nor the reconstituted partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Section 14.3 Liquidation
     Upon dissolution of the Partnership, unless the Partnership is reconstituted pursuant to Section 14.2, the General Partner, or in the event the General Partner has withdrawn from the Partnership, been removed or dissolved or become bankrupt (as defined in Section 14.1), a liquidator or liquidating committee approved by a Majority Interest shall be the liquidator of the Partnership (the “Liquidator”). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest. Upon dissolution, resignation or removal of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and obligations of the original Liquidator) shall, within 30 days thereafter, be approved by a Majority Interest. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the restrictions set forth in Article XVII) to the extent appropriate or necessary in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:
     (a) to creditors of the Partnership (including Partners); and
     (b) to the Partners, in proportion to and to the extent of the positive balances in their respective Capital Accounts;
provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Partnership for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes.
Section 14.4 Distribution in Kind
     Notwithstanding the provisions of Section 14.3 requiring the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership and may, in its sole discretion, distribute to the Partners, or to specific classes of Partners, as tenants in common, in lieu of cash, and as their interests may appear in accordance with the provisions of Section 14.3(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the

Liquidator deems reasonable and equitable and to any joint ownership agreements or other agreements governing the ownership and operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
Section 14.5 Cancellation of Certificate of Limited Partnership
     Upon the completion of the distribution of Partnership property pursuant to Sections 14.3 and 14.4, the Partnership shall be terminated, and the Liquidator (or the Limited Partners if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.
Section 14.6 Return of Capital
     The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 14.7 Waiver of Partition
     Each Partner hereby waives any rights to partition of the Partnership property.
Section 14.8 Certain Prohibited Acts
     Without obtaining Special Approval, the General Partner shall not take any action to cause the Partnership to (i) make or consent to a general assignment for the benefit of the Partnership’s creditors; (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership or otherwise seek, with respect to the Partnership, relief from debts or protection from creditors generally; (iii) file or consent to the filing of a petition or answer seeking for the Partnership a liquidation, dissolution, arrangement, or similar relief under any law; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership in a proceeding of the type described in clauses (i) — (iii) of this Section 14.8; (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or for all or any substantial portion of its properties; (vi) sell all or substantially all of its assets, except in accordance with Section 17.3; (vii) dissolve or liquidate, except in accordance with this Article XIV; or (viii) merge or consolidate.

ARTICLE XV
AMENDMENT OF PARTNERSHIP AGREEMENT
Section 15.1 Amendments Which May be Adopted Solely by the General Partner
     Subject to Section 15.3, the General Partner may amend any provision of this Agreement without the consent of any Limited Partner, and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
     (a) a change in the name of the Partnership, in the location of the principal place of business of the Partnership or in the registered office or registered agent of the Partnership;
     (b) a change that the General Partner deems appropriate or necessary to (i) qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of any state or jurisdiction or (ii) ensure that neither the Partnership nor any of the Operating Partnerships will be treated as an association taxable as a corporation for federal income tax purposes;
     (c) a change to divide outstanding Units into a greater number of Units, to combine outstanding Units into a smaller number of Units or to reclassify Units in a manner that in the good faith opinion of the General Partner, does not adversely affect any class of Limited Partners in any material respect;
     (d) a change that the General Partner deems appropriate or necessary to (i) satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute or (ii) facilitate the trading of any Units or comply with any rule, regulation, requirement, condition or guideline of any National Securities Exchange on which any Units are or will be listed or admitted to trading;
     (e) a change that is appropriate or necessary, as stated in an Opinion of Counsel, to prevent the Group Members and their respective directors and officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
     (f) a change that is required or contemplated by any provision of this Agreement, including, without limitation, Sections 4.3, 12.3 and 12.5;
     (g) a change that in the good faith opinion of the General Partner does not adversely affect the Limited Partners in any material respect; or
     (h) any changes or events similar to the foregoing.

Section 15.2 Other Amendments
     Amendments to this Agreement may be proposed only by the General Partner. Subject to Section 15.3, a proposed amendment (other than amendments adopted pursuant to Section 15.1) shall be effective only when approved by a Majority Interest. Notwithstanding the provisions of Sections 15.1 and 15.3, no amendment of (i) the definitions of “Audit Committee,” or “Special Approval,” (ii) Section 7.6, (iii) Section 17.3, (iv) Section 7.9(a), (v) Section 14.8, or (vi) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.
Section 15.3 Amendment Requirements
     Notwithstanding the provisions of Sections 15.1 and 15.2, (i) the approval of an Eighty Percent Interest shall be required for any amendment unless the Partnership has received an Opinion of Counsel that such amendment would not result in the loss of limited liability of any Limited Partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes, (ii) no provision of this Agreement which establishes a percentage of the Limited Partners required to take or approve any action shall be amended in any respect which would have the affect of reducing the voting requirement, unless such amendment is approved by at least such percentage of Limited Partners, and (iii) this Section 15.3 shall be amended only with the approval of an Eighty Percent Interest.
ARTICLE XVI
MEETINGS
Section 16.1 Meetings
     (a) Special meetings of Limited Partners may be called by the General Partner or by Limited Partners holding an aggregate of at least 20% of the outstanding LP Units. Within 60 days after receipt by the General Partner of a written proposal to call a meeting signed by Limited Partners holding the requisite number of LP Units and indicating the purpose for which the meeting is to be called (or such longer period as shall be reasonably required by the General Partner in order to prepare documents required therefor), the General Partner shall cause a notice of the meeting to be given to each Limited Partner. A special meeting shall be held at a time and place determined by the General Partner within 60 days after the giving of notice of the meeting.
     (b) (i) An annual meeting of the Limited Partners for the election of Public Directors by the Public Limited Partners and such other matters as the Board of Directors shall submit to a vote of the Limited Partners shall be held in [                    ] of each year, beginning in 2011, or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 16.2 not less than 10 days nor more than 60 days prior to the date of such meeting.
          (ii) The Public Limited Partners shall vote together as a single class for the election of Public Directors. The Public Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting (not counting abstentions) persons to serve as Public Directors on the Board of Directors who are nominated in accordance with the provisions of this Section 16.1(b). The exercise by a Limited Partner of the right to elect the Public Directors and any other rights afforded to a Limited Partner under this Section 16.1(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
          (iii) Each Limited Partner shall be entitled to one vote for each LP Unit that is registered in the name of such Limited Partner on the record date for such meeting.
          (iv) As of the date hereof, after giving effect to the Merger and the adoption of the Holdco Partnership Agreement (and the Holdco Partnership Agreement shall also provide):
     (A) on an ongoing basis, the Public Limited Partners have the right to elect all of the Directors other than the Directors appointed by Holdco GP;
     (B) for so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco GP shall have the right to designate two Directors;
     (C) for so long as BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, but less than 85.0% of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco GP shall have the right to designate one Director;
     (D) upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 85.0% or more of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco GP shall designate one of the two Holdco GP Directors to be removed, and Holdco shall cause such Holdco GP Directors to resign or be removed from the Board of Directors; and
     (E) upon BGH GP Holdings, ArcLight Capital Partners, LLC and Kelso & Company and their Affiliates (directly and indirectly), collectively, ceasing to own 42.5% or more of the number of LP Units owned by such Persons immediately after the Effective Time, Holdco shall cause any remaining Holdco GP Director(s) to resign or be removed from the Board of Directors, and thereafter the Board of Directors shall consist only of Public Directors.
          (v) With respect to the election of Directors to the Board of Directors, if at any time any Person or group (as defined for purposes of Section 13(d)(3) of the Exchange Act) beneficially owns 20% or more of the outstanding LP Units, then all LP Units owned by such

Person or group in excess of 20% of the outstanding LP Units shall not be voted, and in each case, the foregoing LP Units shall not be counted when calculating the required votes for such matter and shall not be deemed to be outstanding for purposes of determining a quorum for such meeting (but such LP Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement). Notwithstanding the foregoing sentence, the Board of Directors may, by action specifically referencing votes for the election of Directors under this Section 16.1(b), determine that the limitation set forth in the preceding sentence shall not apply to a specific Person or group.
          (vi) The number of Directors that shall constitute the whole Board of Directors shall not be less than three and not more than nine as shall be established from time to time by a resolution adopted by a majority of the Directors. The Public Directors shall be divided into three classes, Class I, Class II, and Class III. The number of Public Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Public Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Each Public Director shall serve for a term ending as provided herein; provided, however, that the Public Directors designated in the General Partner Agreement to Class I shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2011, the Directors designated in the General Partner Agreement to Class II shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2012, and the Directors designated in the General Partner Agreement to Class III shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2013. At each succeeding annual meeting of Limited Partners beginning with the annual meeting held in 2011, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term.
          (vii) If the number of Directors is changed, any increase or decrease shall be apportioned among the classes of Public Directors so as to maintain the number of Public Directors in each class as nearly equal as possible and any additional Public Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director and no decrease in the number of Holdco GP Directors shall be made except as described in Section 16.1(b)(iv). If a Holdco GP Director is removed or resigns pursuant to Section 16.1(b)(iv)(D) or (E), the number of Directors that shall constitute the whole Board of Directors shall automatically be reduced appropriately. A Public Director shall hold office until the annual meeting of the Limited Partners of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to death, resignation or removal from office. Any vacancy among the Public Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors) may only be filled by a majority of the Public Directors then in office, even if less than a quorum, or by a sole remaining Public Director. Any Public Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Public Director may be removed only for cause and only upon a vote of the majority of the remaining Public Directors then in office.

          (viii) (A) (1) Nominations of persons for election as Public Directors may be made at an annual meeting of the Limited Partners only (a) by or at the direction of the Public Directors or any committee thereof or (b) by any Public Limited Partner who was a Record Holder at the time the notice provided for in this Section 16.1(b)(viii) is delivered to the General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 16.1(b)(viii).
     (2) For any nominations brought before an annual meeting by a Public Limited Partner pursuant to clause (b) of paragraph (A)(1) of this Section 16.1(b)(viii), the Public Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Public Limited Partner’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Public Limited Partner must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of the 2011 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be [                    ], 201[1]. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Public Limited Partner’s notice as described above. Such Public Limited Partner’s notice shall set forth: (a) as to each person whom the Public Limited Partner proposes to nominate for election as a Public Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Public Director if elected; and (b) as to the Public Limited Partner giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Public Limited Partner, as they appear on the Partnership’s books and records, and of such beneficial owner, (ii) the number of LP Units which are owned beneficially and of record by such Public Limited Partner and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Public Limited Partner and such beneficial owner, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned LP Units) that has been entered into as of the date of the Public Limited Partner’s notice by, or on behalf of, such Public Limited Partner and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of LP Unit price changes for, or increase or decrease the voting power of, such Public Limited Partner and such beneficial owner, with respect to LP Units, (v) a representation that the Public Limited Partner is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the Public Limited Partner or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s LP Units required to elect the nominee and/or (b) otherwise to solicit proxies from Public Limited Partners in support of such nomination. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Public Director.
     (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 16.1(b)(viii) to the contrary, in the event that the number of Public Directors to be elected is increased effective at the annual meeting and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Public Limited Partner’s notice required by this Section 16.1(b)(viii) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.
     (B) Nominations of persons for election as Public Directors may be made at a special meeting of Limited Partners at which Public Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of the Public Directors or any committee thereof or (2) provided that the Directors or the Limited Partners pursuant to Section 16.1(a) hereof have determined that Public Directors shall be elected at such meeting, by any Public Limited Partner who is a Record Holder at the time the notice provided for in this Section 16.1(b)(viii) is delivered to the General Partner, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 16.1(b)(viii). In the event the General Partner calls a special meeting of Public Limited Partners for the purpose of electing one or more Public Directors, any Public Limited Partner entitled to vote in such election of Public Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Public Limited Partner’s notice required by paragraph (A)(2) of this Section 16.1(b)(viii) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Public Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Public Limited Partner’s notice as described above.
     (C) (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 16.1(b)(viii) shall be eligible to be elected at an annual or special meeting of Public Limited Partners to serve as Public Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 16.3 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 16.1(b)(viii) (including whether the Public Limited Partner or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Public Limited Partner’s nominee in compliance with such Public Limited Partner’s representation as required by clause (A)(2)(b)(vi) of this Section 16.1(b)(viii)) and (b) if any proposed nomination was not made in compliance with this Section 16.1(b)(viii), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 16.1(b)(viii) unless otherwise required by law, if the Public Limited Partner (or a qualified representative of the Public Limited Partner) does not appear at the annual or special meeting of Public Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 16.1(b)(viii), to be considered a qualified representative of the Public Limited Partner, a person must be a duly authorized officer, manager or partner of such Public Limited Partner or must be authorized by a writing executed by such Public Limited Partner or an electronic transmission delivered by such Public Limited Partner to act for such Public Limited Partner as proxy at the meeting of Public Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.
     (2) For purposes of this Section 16.1(b)(viii), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
     (3) Notwithstanding the foregoing provisions of this Section 16.1(b)(viii), a Public Limited Partner shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 16.1(b)(viii); provided however, that any references in this Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 16.1(b)(viii) (including paragraphs A(1)(c) and B hereof), and compliance with paragraphs A(1)(c) and B of this Section 16.1(b)(viii) shall be the exclusive means for a Public Limited Partner to make nominations.
          (ix) This Section 16.1(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.
          (x) The Partnership and General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 16.1(b), including, without limitation, amending the General Partner Agreement and Holdco Partnership Agreement such that at all times the General Partner Agreement and Holdco Partnership Agreement shall provide (i) that the Public Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 16.1(b).
          (xi) If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 16.1(b) shall be applicable with respect to the board of directors or other governing body of such subsidiary.
     (c) The Limited Partners owning a majority of the LP Units entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum at a meeting of the Limited Partners. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners owning LP Units that in the aggregate represent a majority of the outstanding LP Units present in person or by proxy at such meeting and entitled to vote shall constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners owning LP Units that in the aggregate represent at least such greater or different percentage shall be required.
Section 16.2 Record Date
     For purposes of determining the Limited Partners entitled to notice of or to vote at any meeting or to give approvals without a meeting as provided in Section 16.4, the General Partner may set a Record Date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.
Section 16.3 Conduct of Meeting
     The General Partner shall have full power and authority concerning the manner of conducting any meeting of Limited Partners or the solicitation of proxies or consents in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the conduct of voting, the validity and effect of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate an individual to serve as chairman of any meeting and shall further designate an individual to take the minutes of any meeting, which individuals may be directors or officers of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner.

Section 16.4 Action Without a Meeting
     Any action that may be taken at a meeting of the Limited Partners, other than the election of Public Directors, may be taken without a meeting if approvals in writing setting forth the action so taken are signed by Limited Partners holding in the aggregate at least the minimum number of LP Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. If approvals to the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient consents are deposited with the Partnership, and (c) the Partnership receives an Opinion of Counsel that giving effect to such approvals would not result in the loss of limited liability of any Limited Partner or cause the Partnership or any of the Operating Partnerships to be treated as an association taxable as a corporation for federal income tax purposes.
ARTICLE XVII
CERTAIN RESTRICTIONS
Section 17.1 Additional Units
     (a) Without the prior approval of a Two-Thirds Interest, the General Partner shall not cause the Partnership to issue any class or series of LP Units having preferences or other special or senior rights over the LP Units issued pursuant to Section 4.2.
     (b) The General Partner shall not cause the Partnership to issue Units to the General Partner or any of its Affiliates unless (i) the Units are of a class which is, prior to such issuance, listed or admitted to trading on a National Securities Exchange and the Net Agreed Value of the Contributed Property being contributed in exchange for such Units is at least equal to the number of Units being so issued times the Unit Price of such Units or (ii) such issuance is approved by a Majority Interest.
Section 17.2 Certain Amendments
     (a) Without the prior approval of a Two-Thirds Interest, the Partnership shall not amend, and the General Partner shall not permit the Partnership or any Operating Partnership to amend, any compensation arrangement for the General Partner, unless, in any case, such amendment does not, in the good faith opinion of the General Partner, in its capacity as general partner of the Partnership or the indirect owner of the general partner of the Operating Partnerships, as applicable, adversely affect the Limited Partners in any material respect.
     (b) The General Partner shall not cause the Partnership to approve any amendment to an Operating Partnership Agreement pursuant to Section 13.2 thereof unless such amendment is approved by a Majority Interest.

Section 17.3 Sale of Assets
     Without the prior approval of a Two-Thirds Interest, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by the Partnership and the Operating Partnerships; provided, however, that in the event that less than 80% of the LP Units are held by the General Partner and its Affiliates, prior Special Approval shall also be required.
ARTICLE XVIII
[RESERVED]
ARTICLE XIX
GENERAL PROVISIONS
Section 19.1 Opinions Regarding Taxation as a Partnership
     Notwithstanding any other provisions of this Agreement, the requirement, as a condition to any action proposed to be taken under this Agreement, that the Partnership receive an Opinion of Counsel that the proposed action would not result in the Partnership or any of the Operating Partnerships being treated as an association taxable as a corporation for federal income tax purposes (a) shall not be applicable to the extent that the Partnership or any of the Operating Partnerships is at such time treated in all material respects as an association taxable as a corporation for federal income tax purposes and (b) shall be deemed satisfied by an Opinion of Counsel containing conditions, limitations and qualifications which are acceptable to the General Partner.
Section 19.2 Personal Property
     The Partnership Interest of any Partner shall be personal property for all purposes.
Section 19.3 Addresses and Notices
     Any notice, demand, request, payment or report required or permitted to be given or made to a Limited Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other means of written communication to the Limited Partner at such Limited Partner’s address as shown on the Units Register. Any notice to the Partnership or the General Partner shall be deemed given if received in writing by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.
Section 19.4 Headings
     All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

Section 19.5 Binding Effect
     This Agreement shall be binding upon and inure to the benefit of the parties hereto (including the additional Persons that become Limited Partners as provided herein) and their heirs, executors, administrators, successors, legal representatives and assigns.
Section 19.6 Integration
     This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 19.7 Waiver
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.
Section 19.8 Counterparts
     This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto (including the additional Persons that become Limited Partners as provided herein).
Section 19.9 Severability
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
Section 19.10 Applicable Law
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     In Witness Whereof, this Agreement has been duly executed by the General Partner, as of the date first above written.

Buckeye GP LLC, as General Partner
By:
Name:
Title:

[Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P.]

Annex A
Specimen LP Certificate
[Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P.]

ANNEX C
FORM OF STANDSTILL PROVISION
     Each party to such Confidentiality Agreement (a “Proposing Party”) agrees that without the prior written consent of the Audit Committee of Partners GP, for a period of two years from the date of the Confidentiality Agreement, it will not, and will cause each of its affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Partners LP Units, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Partners LP Units, or form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Partners LP Units, (ii) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise: (a) any Partners LP Units, (b) any option, warrant, convertible security, unit appreciation right or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Partners LP Units or with a value derived from the Partners, whether or not such instrument or right shall be subject to settlement in Partners LP Units (a “Derivative Instrument”), (c) any short interest in the Partners LP Units whereby such Proposing Party or any of its affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Partners LP Units, (d) any rights to distributions on the Partners LP Units that are separated or separable from the Partners LP Units, (e) any performance-related payments based on any increase or decrease in the value of the Partners LP Units or Derivative Instruments or (f) any assets of Partners or any of its subsidiaries (other than products or services of Partners acquired in the ordinary course of business, or in connection with any bankruptcy or insolvency proceeding involving Partners or any of such subsidiaries) (except that the Proposing Party and its affiliates may acquire through brokerage, investment, asset management and trading activities in the ordinary course up to aggregate ownership of 4.99% of the outstanding Partners LP Units directly or derivatively, including through options, warrants, convertible securities, unit appreciation rights or other rights, short interests, rights to distributions, or performance related payments described in clauses (b) through (e) and shall have the right to vote such securities, in each case so long as such Proposing Party shall not have used any Confidential Information in connection therewith in violation of the Confidentiality Agreement), (iii) otherwise seek to influence or control, in any manner whatsoever, the management or policies of Partners (other than in connection with a potential acquisition of Holdings), (iv) assist, advise or otherwise encourage any other Person to do any of the foregoing, or (v) make any request to waive, terminate, or amend any portion of this provision (including this clause (v)).

C-1